UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

G1 Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022

Notice of Annual Meeting of Stockholders and Proxy Statement

G1 THERAPEUTICS™

June 23, 2022

G1 THERAPEUTICS, INC.

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

April 28, 2022

To Our Stockholders:

You are invited to attend the 2022 annual meeting of stockholders of G1 Therapeutics, Inc. (the “Company”) to be held at 7:30 a.m. ET on Thursday, June 23, 2022, at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. We currently intend to hold our annual meeting in person. Details regarding the meeting, the business to be conducted at the meeting, and information about the Company that you should consider when you vote your shares are described in this proxy statement. If we decide to hold a virtual annual meeting, we will announce alternative arrangements for the meeting as promptly as practical.

At the annual meeting, one person will be elected to our Board of Directors. We also will conduct a non-binding advisory vote on the compensation of our named executive officers. In addition, we will ask stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual meeting.

Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

2021 was an important foundational year for the Company and I expect 2022 to be a year of execution across the organization, including by delivering on our commercial goal of improving COSELA™ (trilaciclib) usage and adoption, and providing initial results from three of our ongoing clinical trials. With our continued commercial execution and the delivery of our clinical trials, we endeavor to improve the lives of those impacted by cancer.

Thank you for your continued support of G1 Therapeutics, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

John E. Bailey, Jr.
President and Chief Executive Officer

G1 THERAPEUTICS, INC.

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

April 28, 2022

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TIME: 7:30 a.m. ET

DATE: June 23, 2022

PLACE: G1 Therapeutics, Inc., 700 Park Offices Drive, Research Triangle Park, NC 27709

ITEMS OF BUSINESS

1.	To elect one director to serve a three-year term expiring in 2025;

2.	To conduct a non-binding advisory vote on the compensation of our named executive officers as disclosed in the accompanying materials;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

4.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE

You may vote if you were the record owner of G1 Therapeutics, Inc. common stock at the close of business on April 25, 2022. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at 700 Park Offices Drive, Suite 200, Research Triangle Park, North Carolina 27709.

All stockholders are invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

James Stillman Hanson General Counsel and Corporate Secretary

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read this entire proxy statement carefully before voting.

Ways to Vote Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. ET, on June 22, 2022.

If your shares are held in “street name” (held in the name of a bank, broker, or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting to vote.

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Company Overview

G1 Therapeutics, Inc. is a commercial-stage biopharmaceutical company focused on the development and delivery of next generation therapies that improve the lives of those affected by cancer, including the Company’s first commercial product COSELA™ (trilaciclib). G1 has a deep clinical pipeline evaluating targeted cancer therapies in a variety of solid tumors, including colorectal, breast, and bladder cancers.

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2021 Business and Financial Highlights

The following represent the achievement of G1’s 2021 corporate goals:

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Information on our Board of Directors

DIRECTOR NOMINEE	CLASS	AGE	POSITION(S) HELD	DIRECTOR SINCE	COMMITTEE MEMBERSHIP
Alicia Secor	II	59	Director and Nominee	2021	Compensation

CONTINUING DIRECTORS
Garry A. Nicholson	III	67	Chairperson of the Board of Directors and Director	2018	Audit; Nominating and Governance
John E. Bailey, Jr.	I	57	Chief Executive Officer; President; and Director	2020	—
Willie A. Deese	I	66	Director	2018	Chair – Nominating and Governance; Audit
Cynthia L. Flowers	I	62	Director	2018	Chair – Compensation; Nominating and Governance
Glenn P. Muir	III	63	Director	2015	Chair – Audit; Compensation
Mark A. Velleca, M.D., Ph.D.	III	58	Director; Senior Advisor	2014	—

Corporate Governance Highlights
• 7 directors
• Over 40% of directors are gender or racially diverse
• 71% of directors are independent
• All directors attended at least 75% of board and committee meetings in 2021
• 100% independent Audit, Compensation and Nominating and Governance committees
• Board members may not serve on more than 4 total public company boards
• Board and committees may engage outside advisors independent of management
• Annual board and committee self-evaluations
• Active stockholder engagement program
• Corporate governance guidelines
• Stock ownership guidelines for directors and executive officers
• No hedging or monetization transactions
• All employees, officers and directors must adhere to Code of Conduct and Ethics

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2021 Pay Mix

Compensation Governance Highlights

Our Board is committed to maintaining sound corporate governance practices and creating long-term stockholder value. We highlight some of our corporate governance practices below.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 23, 2022.

This proxy statement and our 2021 annual report to stockholders are available for viewing, printing and downloading at www.envisionreports.com/GTHX. To view these materials please have your 12-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K which includes our financial statements, for the fiscal year ended December 31, 2021, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financials” section of the “Investors” section of our website at http://investor.g1therapeutics.com. You may also obtain a printed copy of our Annual Report on Form 10-K including our financial statements, free of charge, from us by sending a written request to: G1 Therapeutics, Inc., Attn: Investor Relations, P. O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of G1 Therapeutics, Inc. is soliciting your proxy to vote at the 2022 annual meeting of stockholders to be held at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709, on Thursday, June 23, 2022, at 7:30 a.m. ET and any adjournments of the meeting, which we refer to as the annual meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders, which we refer to as the Notice, summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, because you owned shares of G1 Therapeutics, Inc. common stock on the record date. We intend to commence distribution of the proxy materials to stockholders on or about April 28, 2022.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 25, 2022 are entitled to vote at the annual meeting. On this record date, there were 42,705,532 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify (i) whether your shares should be voted for or withheld for the nominee for director and (ii) whether your shares should be voted for, against or abstain with respect to auditor ratification and say-on-pay. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are

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registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or if you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone.

•

By mail. If you received a proxy card by mail, you may vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors’ recommendations as noted below.

•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. ET on June 22, 2022.

If your shares are held in “street name” (held in the name of a bank, broker, or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” election of the nominee for director;

•	“FOR” approval, on a non-binding advisory basis, of the compensation paid to our named executive officers; and

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holders listed in the proxy in accordance with their best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying our Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or

•

by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

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Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on certain of the proposals set forth in this proxy statement without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker, or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Director	The nominee for director who receives the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the directors. Proposal 1 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Advisory Vote on the Compensation Paid to Named Executive Officers	The affirmative vote of a majority of the votes cast for and against this proposal is required to approve, on a non-binding advisory basis, the compensation paid to our named executive officers. Abstentions will have no effect on the results of this vote. Proposal 2 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Proposal 2 is non-binding. Because this vote is advisory and not binding on us or our Board of Directors in any way, our Board of Directors may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

Proposal 3: Ratify Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast for and against this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Proposal 3 is a routine matter. Therefore, brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022, the Audit Committee of our Board of Directors, or the Audit Committee, will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, Computershare Trust Company, N.A., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

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What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 7:30 a.m. ET on Thursday, June 23, 2022 at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. Requests for directions to the meeting location may be directed to G1 Therapeutics, Inc., Attn: Corporate Secretary, P. O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. When you arrive at the meeting site, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll-free number, 1-877-373-6374.

If you do not wish to participate in “householding” and would like to receive your own Notice or, if applicable, set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•

If your G1 Therapeutics, Inc. shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-877-373-6374 or writing them at PO Box 505000, Louisville, Kentucky 40233-5000.

•

If a broker or other nominee holds your G1 Therapeutics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save the Company the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card;

•	following the instructions provided when you vote over the Internet; or

•	going to www-us.computershare.com/investor and following the instructions provided.

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MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our amended and restated certificate of incorporation provides that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is classified, consisting of three classes of directors for purposes of election. One class is elected at each annual meeting of stockholders to serve from time of election and qualification until the third annual meeting following his or her election. Our Board of Directors currently consists of seven members, classified into three classes as follows:

(1)	Alicia Secor constitutes Class II, with a term ending at the 2022 annual meeting;

(2)	Garry A. Nicholson, Mark A. Velleca, M.D., Ph.D. and Glenn P. Muir constitute Class III, with a term ending at the 2023 annual meeting; and

(3)	John E. Bailey, Jr., Willie A. Deese and Cynthia L. Flowers constitute Class I, with a term ending at the 2024 annual meeting.

Ms. Secor will continue to serve as a director through the end of her term, which concludes at the 2022 annual meeting. On April 20, 2022, our Board of Directors accepted the recommendation of the Nominating and Governance Committee and voted to nominate Ms. Secor for election as Class II director at the annual meeting, for a term of three years to serve until the 2025 annual meeting of stockholders and until her successor has been elected and qualified.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee

Garry A. Nicholson

John E. Bailey, Jr.

Willie A. Deese

Cynthia L. Flowers

Glenn P. Muir

Alicia Secor

Mark A. Velleca, M.D., Ph.D.

Committee Chair
Member
Financial Expert

Set forth below for the director nominee, along with directors whose terms do not expire this year, are the names, ages, offices in the Company (if any) principal occupations or employment for at least the past five years, the length of such person’s tenure as director and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes, or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

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Director Since 2018 Chair of the Board of Directors Age 67 Committees Audit Nominating and Governance

Garry A. Nicholson

Garry A. Nicholson has served as Chairperson of our Board of Directors since June 2019 and has served as a member of our Board of Directors since September 2018. Mr. Nicholson has more than 30 years of pharmaceutical and biotech oncology experience. From August 2015 to November 2016, he served as President and Chief Executive Officer of XTuit Pharmaceuticals, where he also was a member of the board of directors. Beginning in May 2008, he led the global oncology franchise at Pfizer until his departure in May 2015 as President, Pfizer Oncology. His responsibilities included global commercialization and sales, clinical development and regulatory strategy, and business development. Under his leadership, the company developed and launched Ibrance® (palbociclib), the first cyclin-dependent kinase (“CDK”) 4/6 inhibitor approved in the U.S. and Europe. During his tenure at Pfizer, Mr. Nicholson served on the board of directors of the Pfizer Foundation and was a member of the company’s Portfolio, Strategy and Investment Committee, which set corporate research and development priorities and investment strategy. Earlier in his career, Mr. Nicholson held various leadership positions in the oncology division of Eli Lilly and Company. In addition, he has served as an advisor to AMPATH, a consortium of North American universities and health centers, Moi University, Moi Teaching and Referral Hospital, and the Government of Kenya, which helps build sustainable healthcare systems in developing nations. Mr. Nicholson began his career in healthcare as a staff pharmacist at Emory University. He currently serves on the board of directors of Turning Point Therapeutics, Inc., a publicly traded clinical stage precision oncology company, NextCure, Inc., a publicly traded clinical stage biopharmaceutical company, and Tmunity Therapeutics Inc., a privately held biotechnology company. Mr. Nicholson previously served as a member of the board of directors of Five Prime Therapeutics, Inc., a publicly traded clinical stage pharmaceutical company, TESARO, Inc., a publicly traded oncology-focused biopharmaceutical company, SQZ Biotechnologies, Inc., a privately held biotechnology company and Personal Genome Diagnostics Inc., a privately held cancer genomics company. Mr. Nicholson holds an M.B.A. from the University of South Carolina and earned his B.S. in Pharmacy at the University of North Carolina at Chapel Hill. We believe Mr. Nicholson is qualified to serve as a member of our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and his knowledge of strategic and operational leadership priorities and corporate development matters.

Director Since 2020 Age 57

John E. (Jack) Bailey, Jr.

John E. (Jack) Bailey, Jr. has served as our Chief Executive Officer and President since January 1, 2021 and as a member of our Board of Directors since March 2020. Mr. Bailey has over thirty years of commercial pharmaceutical experience. He led the U.S. therapeutic divisions of oncology, immunology/rare disease, vaccines and respiratory at GlaxoSmithKline in the role of President since February 2015. Earlier in his career, Mr. Bailey held various leadership positions at Eli Lilly and Company, including as Senior Vice President of the Account-Based Markets Division that included the oncology and cardiovascular business units. He also currently serves on the board of directors of Emergo Therapeutics, Inc., a privately held biopharmaceutical company, and on the board of directors of the University of North Carolina Health Care System, a not-for-profit integrated health care system owned by the state of North Carolina. Mr. Bailey is a past member of the board of directors of PhRMA, the pharmaceutical industry trade association, and was an Advisor for the T.H. Chan School of Public Health at Harvard University. He has also previously served on the board of the North Carolina Biotechnology Center, a life science economic development organization. Mr. Bailey holds an M.B.A. from the University of North Carolina at Chapel Hill and a B.S. in Biology from Hobart College, Geneva, New York. We believe Mr. Bailey’s perspective and experience as our Chief Executive Officer and President as well as his depth of experience in the life sciences, biotechnology and pharmaceutical industries and his commercial experience and leadership in the life sciences and pharmaceutical industries provide him with the qualifications and skills to serve on our Board of Directors.

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Director Since 2018 Age 66 Committees Audit Nominating and Governance (Chair)

Willie A. Deese

Willie A. Deese has served as a member of our Board of Directors since June 2018. Mr. Deese retired from Merck & Co., Inc. on June 1, 2016 after serving as Executive Vice President since 2008 and President of the Merck Manufacturing Division since 2005. He was also a member of Merck’s Executive Committee. Mr. Deese originally joined Merck in 2004 as the company’s Senior Vice President of Global Procurement. Previously, Mr. Deese served as Senior Vice President of Global Procurement and Logistics at GlaxoSmithKline and as Senior Vice President of Procurement at SmithKlineBeecham. Mr. Deese previously served as a member of the Board of Trustees of North Carolina A&T State University from 2007 to 2015, including as its chair from 2011 to 2013. Mr. Deese currently serves on the boards of directors of CDK Global Inc., a publicly traded automotive dealership information technology and digital marketing company; Public Service Enterprise Group, Inc., a publicly traded diversified energy company; and DENTSPLY SIRONA Inc., a publicly traded dental equipment maker and dental consumables producer. Mr. Deese holds an M.B.A. from Western New England College (now known as Western New England University) and a B.A. in Business Administration from North Carolina A&T State University. We believe Mr. Deese is qualified to serve as a member of our Board of Directors based on his experience and leadership roles in the life sciences and pharmaceutical industries.

Director Since 2018 Age 62 Committees Compensation (Chair) Nominating and Governance

Cynthia L. Flowers

Cynthia L. Flowers (formerly Schwalm) has served as a member of our Board of Directors since June 2018. Starting in 2018, Ms. Flowers has been an independent consultant and the owner of EIR Advisory LLC, a life science strategic advisory and investment firm. From February 2014 to October 2017, Ms. Flowers served as President and Chief Executive Officer of Ipsen North America. Prior to joining Ipsen, Ms. Flowers served in senior positions with various biotech and specialty pharmaceutical companies, including as President of Eisai Pharmaceuticals from 2008 to 2010, and at Amgen, Inc. as Vice President & General Manager of U.S. Oncology from 2005 to 2008 and Executive Director of the U.S. Oncology Business Unit from 2003 to 2005. In 2021, Ms. Flowers was appointed as a member of the board of directors of Relevate Health, LLC, a private equity owned communications company and of EternaTear, Inc., a private equity owned company developing next generation eye products. Ms. Flowers also serves as a director of Hikma Pharmaceuticals PLC, a multinational pharmaceutical company publicly traded on the London Stock Exchange and Nasdaq Dubai, and Caladrius Biosciences, Inc., a publicly traded cell therapy development company. Ms. Flowers also previously held multiple commercial roles at Johnson & Johnson and Janssen Pharmaceutica, Inc. from 1985 to 2003. Ms. Flowers has held positions on numerous corporate and non-profit boards, including the Women’s Leadership Advisory Board for the John F. Kennedy School of Government at Harvard University and the board of directors for the Sarah Cannon Oncology Research Institute. She currently serves as a Wharton Business School Leadership Advisor. Ms. Flowers previously served as a member of the board of directors of the Kadmon Group, a publicly traded biopharmaceutical development company, and Nanoform Finland PLC, a publicly traded company in Finland. Ms. Flowers holds an Executive M.B.A. from Wharton School of Business and a B.S. in Nursing from the University of Delaware. We believe Ms. Flowers is qualified to serve as a member of our Board of Directors based on her experience in the life sciences, biotechnology and pharmaceutical industries and her knowledge of strategic and operational leadership priorities and corporate development matters.

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Director Since 2015 Age 63 Committees Audit (Chair) Compensation

Glenn P. Muir

Glenn P. Muir has served as a member of our Board of Directors since September 2015. From September 2000 until his retirement in May 2014, Mr. Muir served as Executive Vice President, Finance and Administration of Hologic, Inc., or Hologic, a publicly traded manufacturer and supplier of medical products, and was Hologic’s Chief Financial Officer from 1992 until his May 2014 retirement. Mr. Muir served as the Controller of Hologic from October 1988 to 1992, including during its initial public offering in 1990. Mr. Muir served as a director of Hologic from 2001 through August 2013. In 2021, Mr. Muir was appointed as a member of the board of directors of Impulse Dynamics Limited, a privately-owned medical device company. Mr. Muir also has served as a member of the board of directors of a publicly traded life science company, Repligen Corporation, since September 2015, and a publicly held medical technology company, Neuronetics, Inc., since August 2017. From July 2014 until December 2017, Mr. Muir was a member of the board of directors of ReWalk Robotics Ltd., and from August 2014 until February 2017, Mr. Muir was a member of the board of directors of RainDance Technologies, Inc. Mr. Muir holds a B.B.A. with a major in accounting from the University of Massachusetts Amherst, an M.B.A. from the Harvard Graduate School of Business Administration and an M.Sc. in taxation from Bentley College Graduate School of Business. Mr. Muir is also a certified public accountant. We believe Mr. Muir is qualified to serve as a member of our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and for his knowledge of financial and corporate development matters.

Director Since 2021 Age 59 Committees Compensation

Alicia Secor

Alicia Secor has served as a member of our Board of Directors since June 2021. Ms. Secor has more than thirty years of experience in the life sciences industry. Ms. Secor currently serves as President and Chief Executive Officer of Atalanta Therapeutics, Inc., a privately held biotechnology company pioneering new treatment options for neurodegenerative diseases and is a member of its Board of Directors. Prior to her role at Atalanta Therapeutics, Ms. Secor served as President and Chief Executive Officer of Juniper Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from August 2016 until August 2018, when the company was acquired by Catalent, Inc. From 1998 to 2013, Ms. Secor held various roles of increasing responsibility at Genzyme (now a part of Sanofi), culminating in her tenure as Vice President and General Manager of Metabolic Diseases. Ms. Secor is a member of the board of directors of Orchard Therapeutics plc, an English global gene therapy company that is publicly traded in the United States on the Nasdaq market, and is a board member of the Foundation for Prader-Willi Research, a non-profit organization. Ms. Secor also served on the board of GW Pharmaceuticals plc, a public company, prior to its acquisition by Jazz Pharmaceuticals plc. Ms. Secor holds an M.B.A. from D’Amore-McKim School of Business at Northeastern University and a B.S. in Health Administration from University of New Hampshire. We believe Ms. Secor is qualified to serve on our Board of Directors based on her experience in the life sciences, biotechnology and pharmaceutical industries and for her knowledge of corporate development matters.

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Director Since 2014 Age 58

Mark A. Velleca, M.D., Ph.D.

Mark A. Velleca, M.D., Ph.D., has served as a member of our Board of Directors since May 2014 and served as our Chief Executive Officer and President from May 2014 to December 2020. Dr. Velleca currently serves as Chief Executive Officer of StrideBio, Inc., a privately held biotechnology company developing of novel adeno-associated viral (AAV) based gene therapies, and is a member of its Board of Directors. Prior to joining StrideBio, Dr. Velleca was a co-founder and served as Senior Vice President of CGI Pharmaceuticals, Inc., or CGI, a biopharmaceutical company, from 1999 to 2010, where he managed the company from its inception through clinical trials of multiple drug candidates. After CGI was acquired by Gilead Sciences, Inc., or Gilead, a biotechnology company, in 2010, Dr. Velleca served as a Senior Advisor to Gilead in R&D Strategy from 2010 to April 2012, where he worked to help build its oncology pipeline. Dr. Velleca is currently a venture partner at Hatteras Venture Partners and also serves as chair of the board of directors at Turbine Simulated Cell Technologies Ltd., a private simulation-driven drug discovery company, and on the board at IMMvention Therapeutix, Inc., a private drug development company and Black Diamond Therapeutics, Inc., a publicly traded precision oncology medicine company. Dr. Velleca has served on the board of directors of BioMarker Strategies, a private oncology diagnostics company, from 2010 to 2012, and on the scientific advisory boards of BioRelix Inc., a biopharmaceutical company, from 2007 to 2012 and Intellikine, Inc., a biopharmaceutical company, from 2007 to 2010. Dr. Velleca served as Executive Vice President at The Leukemia & Lymphoma Society from April 2012 to April 2014. Dr. Velleca also served as an attending physician at Yale New Haven Hospital and on the faculty of the Yale University School of Medicine. Dr. Velleca received his B.S. from Yale University, and his M.D. and Ph.D. from Washington University in St. Louis. We believe Dr. Velleca’s perspective and experience as our former Chief Executive Officer and President, as well as his depth of experience in the biotechnology industry, provide him with the qualifications and skills to serve on our Board of Directors.

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Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with G1 Therapeutics, Inc., either directly or indirectly. Based upon this review, our Board of Directors has determined that each of our directors, other than Mr. Bailey and Dr. Velleca, is an “independent” director as defined by the rules and regulations of the Nasdaq Global Select Market, or Nasdaq.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2021, or “fiscal 2021,” there were four (4) meetings of our Board of Directors, and the various committees of the Board of Directors met a total of eighteen (18) times. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of committees of the Board of Directors on which he or she served during fiscal 2021. The Board of Directors has adopted a policy under which each member of the Board of Directors makes every effort, but is not required, to attend each annual meeting of our stockholders.

Audit Committee. The Audit Committee of the Board of Directors, or the Audit Committee, met seven (7) times during fiscal 2021. This committee currently has three (3) members, Glenn P. Muir (Chair), Willie A. Deese and Garry A. Nicholson. Until his resignation from the Board of Directors on April 21, 2021, Dr. Frederic N. Eshelman was also a member of the Audit Committee. The Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include selecting a firm to serve as the independent registered public accounting firm to audit our financial statements. In addition, the Audit Committee ensures the independence of the independent registered public accounting firm, discusses the scope and results of the audit with the independent registered public accounting firm and reviews our interim and year-end operating results with management and that firm, establishes procedures for employees to anonymously submit concerns about questionable accounting or audit matters, considers the effectiveness of our internal controls and internal audit function, reviews material related-party transactions or those that require disclosure, and approves or, as permitted, pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm. All members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. The Board of Directors has determined that Mr. Muir is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.g1therapeutics.com.

Compensation Committee. The Compensation Committee of the Board of Directors, or the Compensation Committee, met seven (7) times during fiscal 2021. This committee currently has three (3) members, Cynthia L. Flowers (Chair), Glenn P. Muir and Alicia Secor. During the fiscal year ended December 31, 2021, and until his resignation from the Board of Directors on October 13, 2021, Dr. Seth A. Rudnick was also a member of the Compensation Committee. The Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and include reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers, reviewing and recommending to our Board of Directors the compensation of our directors, reviewing and recommending to our Board of Directors the terms of any compensatory agreements with our executive officers, administering our stock and equity incentive plans, reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans, and reviewing all overall compensation policies and practices. The Compensation Committee also administers our 2017 Employee, Director and Consultant Equity Plan and our Amended and Restated 2021 Inducement Equity Incentive Plan. The Compensation Committee is responsible for the determination of the compensation of our chief executive officer and conducts its decision-making process with respect to that issue without the chief executive officer present. Our Board of Directors has determined that Ms. Flowers, Mr. Muir, and Ms. Secor are “independent” in accordance with Nasdaq rules and regulations.

The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation:

The Compensation Committee may, by resolution passed by a majority of its members, designate one or more subcommittees, each subcommittee to consist of at least two members of the Compensation Committee. Any such subcommittee, to the extent provided in the resolutions of the Compensation Committee and to the extent not limited by applicable law, shall have and may

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exercise all the powers and authority of the Compensation Committee. Each subcommittee will have such name as may be determined from time to time by resolution adopted by the Compensation Committee. Each subcommittee is required to keep regular minutes of its meetings and report the same to the Compensation Committee or the Board of Directors when required.

The Compensation Committee has the authority to retain or obtain the advice of such compensation consultants, legal counsel, experts, and other advisors as it may deem appropriate in its sole discretion. The Compensation Committee is directly responsible for the appointment, compensation and oversight of its consultants, legal counsel, experts, and advisors and shall have sole authority to approve their fees and retention terms, for which we must provide funding.

Before selecting any such consultant, legal counsel, expert or advisor, the Compensation Committee shall consider the following independence factors:

•	The provision of other services to G1 Therapeutics, Inc. by the entity that employs the consultant, legal counsel, expert, or advisor.

•	The amount of fees received from G1 Therapeutics, Inc. by the entity that employs the consultant, legal counsel, expert, or advisor.

•	The policies and procedures of the entity that employs the consultant, legal counsel, expert, or advisor that are designed to prevent conflicts of interest.

•	Any business or personal relationship of the consultant, legal counsel, expert, or advisor with a member of the Compensation Committee.

•	Any stock of G1 Therapeutics, Inc. owned by the consultant, legal counsel, expert, or advisor.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.g1therapeutics.com.

Nominating and Governance Committee. The Nominating and Governance Committee of the Board of Directors, or the Nominating Committee, met four (4) times during fiscal 2021 and has three (3) members, Willie A. Deese (Chair), Garry Nicholson and Cynthia L. Flowers. During the fiscal year ended December 31, 2021, and until his resignation from the Board of Directors on October 13, 2021, Dr. Rudnick was Chair of the Nominating and Governance Committee. Our Board of Directors has determined that Mr. Deese, Mr. Nicholson and Ms. Flowers are “independent” as defined in the applicable Nasdaq rules and regulations. The Nominating Committee’s responsibilities include:

•	identifying and recommending candidates for membership on our Board of Directors;

•	recommending directors to serve on board committees;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	evaluating, and overseeing the process of evaluating, the performance of our Board of Directors and individual directors; and

•	assisting our Board of Directors on corporate governance matters.

Generally, the Nominating Committee considers candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. Once identified, the Nominating Committee will evaluate a candidate’s qualifications in accordance with our Nominating and Governance Committee Policy Regarding Qualifications of Directors appended to the Nominating Committee’s written charter. Threshold criteria include: personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of our industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board of Directors, and concern for the long-term interests of our stockholders. The Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity, and country of citizenship on the Board of Directors and its committees. In addition, the Nominating Committee’s charter provides that a director may serve on no more than four total public company boards.

A stockholder who wishes to propose a candidate for consideration as a nominee for election to the Board of Directors must follow the procedures described in our Bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement. In general, persons recommended by stockholders will be considered in accordance with our Policy on Shareholder

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Recommendation of Candidates for Election as Directors appended to the Nominating Committee’s written charter. Any such recommendation should be made in writing to the Nominating Committee, care of our Corporate Secretary at our principal office and should be accompanied by the following information concerning each recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made:

•	all information relating to such person that would be required to be disclosed in a proxy statement;

•	certain biographical and share ownership information about the stockholder and any other proponent, including a description of any derivative transactions in our securities;

•	a description of certain arrangements and understandings between the proposing stockholder and any beneficial owner and any other person in connection with such stockholder nomination; and

•	a statement of whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of voting shares sufficient to carry the proposal.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	certain biographical information concerning the proposed nominee;

•	all information concerning the proposed nominee required to be disclosed in solicitations of proxies for election of directors;

•	certain information about any other security holder of the Company who supports the proposed nominee;

•	a description of all relationships between the proposed nominee and the recommending stockholder or any beneficial owner, including any agreements or understandings regarding the nomination; and

•	additional disclosures relating to stockholder nominees for directors, including completed questionnaires and disclosures required by our Bylaws.

A copy of the Nominating Committee’s written charter, including its appendices, is publicly available on the Company’s website at www.g1therapeutics.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

As a general policy, our Board of Directors believes that separation of the positions of chairperson and chief executive officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. As such, our Board of Directors is currently chaired by Mr. Nicholson, an independent director, and Mr. Bailey serves as our President and Chief Executive Officer.

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. Throughout the year, senior management reviews these risks with our Board of Directors at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks. Our governance structure is equipped with policies and procedures that define approaches to cybersecurity and how to respond to incidents. Our Board of Directors, through the Audit Committee, oversees the management of material cybersecurity risks through periodic review of potential exposures to cybersecurity threats and continuous support for the development of technologies and operations to identify and mitigate risks

Each of our Board committees also oversees the management of our Company’s risk that falls within such committee’s areas of responsibility. The Audit Committee oversees the operation of our risk management program, including the identification of the

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primary risks associated with our business and periodic updates to such risks, and reports to our Board of Directors regarding these activities. In connection with its risk management role, the Audit Committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The Nominating Committee monitors the effectiveness of our corporate governance guidelines and our code of conduct and ethics. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In performing such functions, each committee has full access to management, as well as the ability to engage advisors.

Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 919-907-1944. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions to individual Board of Directors members using the “Contact” page of our website at www.g1therapeutics.com. Communications will be distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board of Directors may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at www.g1therapeutics.com and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at P.O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive officer and principal financial officer will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the applicable Nasdaq rules and regulations.

2021 Executive Officers

The following sets forth certain information regarding our executive officers as of April 28, 2022:

Name	Age	Position(s) with the Company

John E. Bailey, Jr.	57	Chief Executive Officer, President and Director

Mark Avagliano	46	Chief Business Officer

James Stillman Hanson	50	General Counsel

Rajesh K. Malik, M.D.	63	Chief Medical Officer

Jennifer K. Moses	47	Chief Financial Officer

Terry L. Murdock	62	Chief Operating Officer

Andrew Perry	49	Chief Commercial Officer

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John E. Bailey, Jr. For information regarding Mr. Bailey, see “Corporate Governance – The Board of Directors” above.

Mark Avagliano has served as our Chief Business Officer since July 2019. Prior to joining us, he served as Vice President, Corporate Development at Pfizer Inc., from January 2014 to July 2019, where he was responsible for the evaluation, planning and execution of significant corporate level transactions and oversaw the Mergers and Acquisitions, Transactions & Valuations, and Out-licensing groups. Mr. Avagliano joined Pfizer in 2004 and held various other business development roles of increasing responsibility from 2004 to 2013. At Pfizer, Mr. Avagliano successfully led the execution of numerous significant transactions, including acquisitions, divestitures, joint ventures, co-developments, co-promotions, product licenses, research collaborations, and public market separations. Prior to joining Pfizer in 2004, Mr. Avagliano held commercial and operational roles at Aventis Pharmaceuticals. Mr. Avagliano earned an M.S. in Finance and Accounting from The London School of Economics, an M.S. in Comparative Social Policy from Oxford University and his B.A. in Applied Mathematics and Political Science from Marist College.

James Stillman Hanson has served as our General Counsel since June 2018. Previously, Mr. Hanson served as Associate General Counsel and Vice President at IQVIA, a publicly traded healthcare services company from October 2016 to June 2018. Mr. Hanson served as Associate General Counsel at Quintiles Holdings Inc., or Quintiles, from November 2010 to October 2016, when Quintiles merged with IMS Health. Before joining Quintiles in 2010, Mr. Hanson practiced corporate law at Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, a Raleigh, North Carolina law firm. Mr. Hanson is admitted to the North Carolina state bar. He earned his J.D. from the University of North Carolina School of Law and a B.A. in Economics and History from Wake Forest University.

Rajesh K. Malik, M.D., has served as our Chief Medical Officer since July 2014. Prior to becoming our Chief Medical Officer, Dr. Malik served as a consultant for business, clinical and regulatory matters from May 2013 through July 2014, including as a consultant to our Company from July 2013 to June 2014. Prior to joining us, Dr. Malik served as Chief Medical Officer of Agennix AG, a German biotechnology company, from January 2007 to September 2013, and as a member of the management board of Agennix AG from November 2009 to September 2013. He also served as Chief Medical Officer of Adherex Technologies, Inc., a biopharmaceutical company, from September 2004 to January 2007. Dr. Malik also served as an attending physician at the University of Virginia Medical Center and on the faculty of the University of Virginia School of Medicine. Dr. Malik is serving on the board of directors of POINT Biopharma Global, a public oncology company developing radiopharmaceuticals, since 2021, and served on the board of directors of Meryx Inc, a private oncology company developing Mer and TAM tyrosine kinase targeted therapies, from 2018 to 2021. Dr. Malik earned his M.B. and Ch.B. from the University of Sheffield Medical School.

Jennifer K. Moses has served as our Chief Financial Officer since May 2019 and served as our Vice President of Finance and Accounting from March 2015 to May 2019. Prior to joining us, Ms. Moses was a partner at Rankin McKenzie, LLC, from October 2007 to February 2015, where she served as acting chief financial officer and controller for venture-backed companies. In addition to preparing clients for growth by developing long-term financial plans and implementing financial systems, reporting and analysis, she led multiple clients through private placement offerings and acquisitions. Before joining Rankin McKenzie, Ms. Moses held roles of increasing responsibility at Deloitte, including providing tax services to clients and later focusing on strategic planning and internal communications in the Office of the CEO of Deloitte Tax. Ms. Moses has served on the board of directors of Viridian Therapeutics, Inc., a public biotechnology company advancing new treatments for patients suffering from serious diseases but underserved by today’s therapies, since July 2021. Ms. Moses earned her B.S. in Accounting from The Pennsylvania State University and is a certified public accountant in the State of North Carolina.

Terry L. Murdock has served as our Chief Operating Officer since January 2019 and served as our Senior Vice President of Development Operations from August 2017 to December 2018. Prior to joining us, Mr. Murdock served as Vice President, Development Solutions of the Oncology Center for Excellence at IQVIA Holdings Inc. (formerly Quintiles IMS Holdings, Inc.), or IQVIA, from September 2014 to August 2015, and then as Vice President, Global Head of the Oncology Center for Excellence at IQVIA from August 2015 to July 2017. Prior to his tenure with IQVIA, Mr. Murdock served as President North America and a member of the board of directors of Ergomed Clinical Research, Inc., a wholly owned subsidiary of Ergomed plc, a publicly traded British pharmaceutical services company from 2012 to August 2014. Mr. Murdock also was Senior Vice President of ILEX Oncology Inc., or ILEX, and later Genzyme Corporation, a biotechnology company, following its acquisition of ILEX from 2001 to May 2012 and Vice President of Research at The US Oncology Network, a healthcare services company from 1995 to 2001. Mr. Murdock earned his M.S. and B.S. from the University of Texas at Arlington.

Andrew Perry has served as our Chief Commercial Officer since August 2021. Prior to joining us, he served as Vice President, US Marketing at Viiv Healthcare NA, a joint venture majority owned by GlaxoSmithKline, from January 2016 to September 2021. In this role, he was responsible for leading the marketing organization across Health Care Professionals and patient channels to drive sales of the ViiV US portfolio, including oral and long-acting injectable products. There, he launched multiple

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products and managed two co-commercialization agreements. Prior to ViiV, Mr. Perry spent over 16 years at GlaxoSmithKline in positions of increasing responsibility, culminating in his tenure as Field Vice President, National Accounts, US Managed Markets & Government Affairs. Mr. Perry holds a Master of Science degree in Health Economics and Management from the University of Sheffield (England), and a Master of Arts degree in English Literature and Philosophy from the University of Glasgow (Scotland).

Environmental, Social and Governance (ESG) Matters

Our Focus

We are committed to addressing ESG related risks and opportunities. We recognize that incorporating sustainable and equitable practices into our business activities improves our performance, benefits our stakeholders and helps us improve the lives of those impacted by cancer.

Our Nominating and Governance Committee oversees the Company’s overall ESG strategy, initiatives and policies, which includes receiving periodic reports from management regarding the Company’s ESG efforts and periodically providing reports to the Board on ESG matters. As part of this responsibility, the Nominating and Governance Committee requests from management and reviews information regarding major stockholders’ views and preferences on ESG policy matters, management’s practices for engagement with those stockholders, and the framework and methods to be used to report to the public on such matters. In addition, the Nominating and Governance Committee seeks to provide opportunities for periodic director continuing education on topics of interest in the area of ESG and other pertinent governance matters.

Our mission is to develop and deliver innovative therapies that improve the lives of those impacted by cancer. Our talented team makes valuable contributions to advancing our pipeline of novel cancer therapies, and we believe that we achieve more when we respect each other, work together as one team, and celebrate our differences. We are committed to fostering a culture of diversity, equity and inclusivity. We strive to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship among our senior management and Board. Of the seven members of our Board of Directors, over 40% are gender or racially diverse.

We aim to ensure employee engagement and satisfaction, and we have received awards and recognitions for our efforts to cultivate an outstanding workplace. We monitor our employees’ engagement and satisfaction through an annual organization-wide survey, supplemented with periodic surveys on specific areas. Our latest engagement survey performed by a third party, 15Five/Emplify, in February 2022, indicated that our team is highly engaged. Our Compensation Committee routinely reviews and discusses with management the Company’s disclosure regarding human capital management and the Company’s policies and procedures that are designed to enhance employee engagement and retention. Our employees receive competitive salaries and bonuses in accordance with market standards. We also provide discretionary bonuses, equity awards, and other benefits, such as a

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healthcare plan, a 401(k) plan, and flexible work schedules. We facilitate the professional development of our employees through continued learning and development programs.

We believe in protecting the environment and our communities. Health, safety, and environmental responsibilities are fundamental to our values. We aim to minimize our environmental impact by conserving natural resources and reducing waste. Our company-wide sustainability initiatives include:

•	compliance with all applicable health, safety, and environmental laws;

•	reduction of waste through the use of renewable materials and recycling efforts; and

•	promotion of energy-efficient policies, processes and technologies throughout our facility.

Acting with integrity is one of our core values. Our governance structure is designed to provide for transparency, accountability and oversight. We also recognize the importance of data confidentiality, integrity and security in the digital age. We have earned a Tier 3 ranking on the National Institutes and Technology Standards (NIST) Framework for our high achievements in cybersecurity and risk management capabilities. This ranking places us far above many of our peers in the biopharmaceuticals industry. We have mandatory information security training programs for new and current employees to address the threat that cybersecurity attacks pose to our internal systems and sensitive patient information. Our employees are required to complete Security Awareness training on an annual basis, and they are periodically tested and assessed on their Security Awareness competency. We continuously monitor threats and have implemented real-time alerting, reporting and mitigation for security issues. In addition, we have a layered, overlapping suite of technologies to provide enhanced security at critical entry points. We are constantly aiming to improve our approach to cyber security issues and are developing new methods to mitigate risks.

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STOCKHOLDER ENGAGEMENT

2021 Annual Meeting Vote Results

At our 2021 annual meeting, approximately 76% (or higher) of votes cast were in favor of our Board nominees. Also at our 2021 annual meeting, 97% of our stockholders who voted on the advisory say-on-pay proposal approved the Company’s 2020 executive compensation. We believe that this voting result reflects stockholder support for our executive compensation decisions.

2021 Stockholder Outreach

Routine Investor Relations. We rely on a variety of regular and special disclosure documents and investor relations activities to ensure that our stockholders understand our performance, our potential, our governance policies, and compensation practices. We routinely engage with our stockholders to discuss our business, performance, and strategy. These discussions sometimes also cover Board composition, governance policies and executive compensation. Our investor relations program includes: press releases on clinical trial developments, financial and business results, and other material matters; quarterly earnings conference calls; participation in industry conferences arranged by investment banks; non-deal roadshows; one-on-one meetings in connection with conferences, roadshows or otherwise; company-sponsored investor events; institutional investor targeting and outreach; and routine phone and email conversations with current and potential stockholders, analysts, and banks. Our investor website is a regularly updated repository of investor relations material, including press releases, links to SEC filings, investor presentations, governance documents, including all committee charters and our governance guidelines. See www.G1therapeutics.com.

During 2021, in addition to our routine quarterly earnings calls and follow up meetings, G1 participated in 13 virtual investor conferences and seven non-deal roadshows and G1-sponsored investor events.

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COMPENSATION DISCUSSION AND ANALYSIS

2021 Named Executive Officers

In this Compensation Discussion and Analysis, we describe the actions taken by the Compensation Committee with respect to compensation awarded or paid to our named executive officers for fiscal 2021 and the policies and principles underlying these decisions. For 2021, the following individuals were our named executive officers:

Name	Position(s) with the Company

John E. Bailey, Jr.	Chief Executive Officer, President and Director

Jennifer K. Moses	Chief Financial Officer

Mark Avagliano	Chief Business Officer

Rajesh K. Malik, M.D.	Chief Medical Officer

Andrew Perry (1)	Chief Commercial Officer

(1)  Mr. Perry began serving as the Company’s Chief Commercial Officer in August 2021.

Executive Summary

In 2021, we made the transition from a development-stage biopharmaceutical company to a development and commercial-stage biopharmaceutical company. As such, our annual performance measures are focused on actions over which we are able to exercise control, such as achieving particular development milestones, successfully commercializing COSELATM (trilaciclib), managing our annual budget, raising capital and other operational activities. At the end of 2020, we set ambitious 2021 corporate goals focused on the anticipated approval of our first product by the United States Food and Drug Administration (“FDA”), the advancement of our trilaciclib development plan and financial objectives. In 2021, we met the majority of our 2021 corporate goals. We secured FDA approval for COSELA on February 12, 2021 and had it commercially available on March 2, 2021. Also in 2021, we made significant progress in our clinical trial program by initiating five new clinical trials. Finally, we managed our finances well and grew our organizational capabilities. As described in more detail below, based on the Compensation Committee’s evaluation and recommendation, the Board of Directors determined that our executive team achieved our 2021 corporate performance goals at the 80% level. While we achieved most of our 2021 corporate goals, we underperformed in execution of our commercial launch. In recognition of, and to reward our employees for their significant efforts in a pandemic year, the Board of Directors approved a 97% achievement level for non-executive employees. The resulting total 2021 compensation for our executive officers aligned with our pay-for-performance philosophy.

Non-Binding Advisory “Say-on-Pay” Vote

At our 2021 annual stockholder meeting, our stockholders approved, on an advisory basis, the compensation of our named executive officers for fiscal year 2020 with 97% of the votes cast voting in favor of the proposal. Although the vote is non-binding, the Compensation Committee considered the results of the vote in its review of our executive compensation program. Based on the level of stockholder support and the Compensation Committee’s assessment of the efficacy and appropriateness of our executive compensation program, the Compensation Committee continued with our effective executive compensation program in 2021. The Compensation Committee will consider the outcome of the Company’s say-on-pay vote when making future compensation decisions for the Company’s named executive officers.

In addition, at our 2019 annual meeting, the Company’s stockholders voted for an advisory vote on named executive officer compensation to be held annually, consistent with the recommendation of the Company’s Board of Directors. In response to the voting results and other factors, the Company’s Board of Directors determined, in accordance with the recommendation of the Compensation Committee, that the Company will hold an advisory vote on named executive officer compensation each year. We believe strongly that our executive pay program aligns with market best practices and reflects our pay-for-performance strategy, and we recognize that this vote presents another opportunity for us to further engage with our stockholders on important matters.

Compensation Philosophy

Our compensation philosophy is focused on aligning pay and performance. We designed our executive compensation program to motivate, attract and retain a highly skilled team of executives and to appropriately reward them for their contributions to our business, while also aligning their long-term interests with those of our stockholders. We targeted our base salaries to be competitive for similar positions, we offered bonus potential based on achievement of annual corporate goals and, in the case of officers other than our Chief Executive Officer, individual goals and we granted option awards and restricted stock units (“RSUs”) to align our executives’ long-term interests with the interests of our stockholders. The framework we employ for measuring and

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rewarding short-term performance consists of a combination of strategic, financial and operational performance goals, taking into consideration each individual executive’s contributions to the achievement of those goals. A significant portion of each executive’s compensation is variable and tied to the long-term performance of our common stock through grants of stock options and RSUs that vest over time. We consider stock options and RSUs to be performance-based compensation because their value increases if the market price of our common stock increases over time. To maintain pay at competitive levels, the Compensation Committee’s general philosophy is to target base salaries and total direct compensation (base salaries, target annual incentives, and grant-date or market value, as applicable, of long-term incentives) at levels that approximate the 50th percentile of the market for each position, based on our peer company compensation data, with actual total compensation higher (up to the 75th percentile) or lower based on position, experience, performance, and expertise.

Compensation and Governance Practice

We believe in having strong governance practices that reinforce our executive compensation program, including the following:

Overview of Executive Compensation Process

To achieve our objectives, the Compensation Committee evaluates our executive compensation program annually and takes into consideration comparable pay at our peer companies and within the broader market, as well as the job scope, responsibilities, capabilities and individual performance and experience of each executive. We award equity compensation primarily in the form of stock options and restricted stock units (“RSUs”), which vest over time, which we believe aligns the interests of our executives with the interests of our stockholders by allowing them to participate in our longer-term success as reflected in the appreciation of our stock price and helps to retain our executives.

Role of the Compensation Committee

The Compensation Committee is responsible for establishing and overseeing the executive compensation program, which includes, but is not limited to, setting executive pay opportunities, reviewing Company and individual performance and determining and approving final pay outcomes for our named executive officers on an annual basis. As part of this process, it evaluates:

•	Each executive officer’s role and responsibilities, and performance in his or her role;
•	Key historical Company performance metrics and forward-looking projections; and
•	Compensation practices of the companies in our peer group and broader market data, where appropriate.

The Compensation Committee is also responsible for recommending grants of equity awards under our stock incentive plans to the Board of Directors for approval. Other responsibilities include, but are not limited to, reviewing and approving employment

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agreements; designing the annual cash bonus program; reviewing whether compensation programs encourage excessive risk-taking; and reviewing non-executive director compensation.

Role of our Chief Executive Officer

Our Chief Executive Officer regularly meets with the Compensation Committee to discuss compensation-related matters and to provide his evaluation of the performance of our executive officers other than himself.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the Compensation Committee in performing its responsibilities. The Compensation Committee has engaged Radford, part of the Rewards Solutions practice of Aon Plc, as its independent compensation consultant. Radford assists the Compensation Committee in the development of a list of our peer companies and collects, analyzes, and compares compensation data of such peer companies to the levels and components of our executive compensation program. Each year, using the peer group data provided by Radford as one of multiple reference points, the Compensation Committee determines the overall compensation of our named executive officers with a philosophy of setting base salaries and total direct compensation for our executive officers, other than the chief executive officer, at approximately the 50th percentile of our peer group. The Compensation Committee evaluates and considers compensation data from our peer companies for each element of compensation to ensure the competitiveness of the compensation packages we provide to our executive officers.

After consideration of the independence assessment factors provided under the listing rules of Nasdaq and the standards under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committee reviewed Radford’s independence and concluded that it is an independent advisor to the Company and that the work it performed during fiscal 2021 did not raise any conflicts of interest.

Market Benchmarks and Competitive Analysis

Each year, the Compensation Committee considers a variety of factors in assessing the competitiveness of our executive compensation program and the individual compensation of each of our executive officers. These factors include our performance against our internal strategic, operational and financial corporate goals, the mix of short-term cash and long-term equity compensation we provide, and a thorough review of compensation paid at peer companies compared to the compensation we pay to our named executive officers.

Consideration of Compensation Risk

Equity compensation represents the largest at-risk component of our named executive officers’ compensation arrangements. We believe that it is appropriate to align the interests of our named executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We use stock options to compensate our named executive officers in the form of initial grants in connection with the commencement of employment, and we generally grant stock options and RSUs on an annual basis thereafter. Any stock options granted to our executive officers will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant, will have time-based vesting and will expire ten years after the date of grant. The initial stock options granted to executive officers upon the commencement of their employment vest as to 25% of the shares underlying the option on the first anniversary of the grant date and as to an additional 1/48th of the shares underlying the option monthly thereafter, except for our chief executive officer, whose initial stock options vest as to one-third (1/3rd) of the shares on the first anniversary of the grant date and as to an additional one twelfth (1/12th) of the shares quarterly. The annual stock options granted to executive officers vest as to 25% of the shares underlying the option on the first anniversary of the grant date and as to an additional 1/48th of the shares underlying the option monthly thereafter. The RSUs we grant to our executive officers vest as to 25% of the shares on the first anniversary of the grant date and semi-annually thereafter, until the fourth anniversary of such date, except for our chief executive officer, whose RSUs vest as to one-third (1/3rd) of the total number of such RSUs on each of the first, second and third anniversaries of the grant date.

Except in the case of death or disability, vesting and exercise rights for any equity granted to executive officers cease shortly after termination of employment. In specified termination and change in control circumstances, equity awards held by our named executive officers are subject to accelerated vesting. See “Severance and Change in Control Benefits” below for further information.

Peer Group

In December 2020, the Compensation Committee, after a full evaluation and comprehensive review, reaffirmed the 2020 peer group for 2021 incentive compensation and base salary assessments. The Compensation Committee determined our peer companies taking into consideration information provided by Radford.

As a result of this evaluation, the Compensation Committee determined that our peer group for 2021 satisfied the following criteria similar to our Company:

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The Compensation Committee views the 2021 peer group to be companies with which we compete for executive talent, or which are broadly similar to us based on the characteristics listed above. The following table presents the 2021 peer group:

● Acceleron Pharma Inc.	● ChemoCentryx, Inc.	● Immunomedics, Inc.
● Aerie Pharmaceuticals, Inc.	● CytomX Therapeutics, Inc.	● Iovance Biotherapeutics, Inc.
● Agios, Inc.	● Deciphera Pharmaceuticals, Inc.	● Karyopharm Therapeutics Inc.
● Aimmune Therapeutics, Inc.*	● Epizyme, Inc.	● Mirati Therapeutics, Inc.
● AnaptysBio, Inc.	● Esperion Therapeutics, Inc.	● Reata Pharmaceuticals, Inc.
● Atara Biotherapeutics, Inc.	● Global Blood Therapeutics Inc.	● TG Therapeutics, Inc.
● Blueprint Medicines Corporation	● ImmunoGen Inc.	● Xencor, Inc.

We believe that the compensation practices of our 2021 peer group provided us with appropriate compensation benchmarks for evaluating the compensation of our named executed officers during 2021.

* Not included in the December 2020 analysis as a result of an acquisition.

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Elements of Compensation

The Compensation Committee seeks to ensure that our compensation program is aligned with the interests of our stockholders and our business goals and that the total compensation paid to each of our named executive officers is competitive, fair and reasonable. Key elements of our compensation program include the following:

Compensation Element	Purpose	Features

Base salary	To attract, retain and motivate superior executive talent.	Fixed component of pay to provide financial predictability and stability, based on capabilities, responsibilities, experience, past contributions, and peer company data.

Annual Cash Bonus Program	To provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value.	Variable component of pay based on annual quantitative and qualitative achievement of corporate goals and, in the case of named executive officers other than our Chief Executive Officer, the achievement of individual performance goals.

Equity incentive compensation	To align the executives’ interests with those of stockholders through long-term incentives linked to specific performance.	Long-term compensation in the form of stock options and restricted stock units, which seeks to align executive and stockholder interests.

In addition to these pay elements, our named executive officers are eligible to receive broad-based benefits that are available to our employees generally and to receive severance benefits on certain terminations of employment.

We reward our executives in a manner that reinforces our pay-for-performance philosophy and culture to cultivate our future success. Consistent with our pay-for-performance philosophy and our 2021 performance, total compensation (base salary, target annual performance-based cash incentives and equity incentive awards) our named executive officers received in 2021 reflected our compensation philosophy.

The following is a discussion of the primary elements of compensation for each of our named executive officers.

Base Salary

The 2021 annual base salaries for our named executive officers approved by the Compensation Committee were:

Name	2020 Base Salary ($)	2021 Base Salary ($)	% Change

John E. Bailey, Jr. (1)	—	$735,000	N/A

Jennifer K. Moses	403,000	443,300	10.00%

Mark Avagliano	432,000	447,120	3.50%

Rajesh K. Malik, M.D.	425,000	439,875	3.50%

Andrew Perry (2)	—	425,000	N/A

(1)	Mr. Bailey began serving as the Company’s Chief Executive Officer and President on January 1, 2021.
(2)

Mr. Perry began serving as the Company’s Chief Commercial Officer on August 16, 2021. For 2021, he was paid $159,375, reflecting the pro-rata portion of Mr. Perry’s annual salary of $425,000 from commencement of his employment through December 31, 2021.

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Annually our Compensation Committee reviews and adjusts base salaries to take into account inflation, market movement, promotions, increased responsibility and performance. Base salaries are not automatically increased.

In considering the succession plans for our chief executive officer role in September 2020, the Compensation Committee targeted a base salary range for 2021 at approximately the 75th percentile of our peer group in order to attract and retain a chief executive officer with the necessary commercial launch and leadership experience to lead our Company. In determining Mr. Bailey’s initial base salary in connection with his appointment as Chief Executive Officer and President in 2021, the Compensation Committee considered his work experience, executive leadership experience and the base salaries paid to executive officers in similar positions at our peer companies based on data provided by Radford.

In determining Ms. Moses’ base salary increase in 2021, the Compensation Committee recognized her increased responsibility as Chief Financial Officer in connection with the anticipated product launch, her work experience and executive leadership experience, the base salaries paid to other chief financial officers at peer companies based on data provided by Radford and targeted her base salary at approximately the 50th percentile of our peer group. In determining the base salaries for Mr. Avagliano and Dr. Malik in 2021, the Compensation Committee targeted their base salaries at approximately the 50th percentile of our peer companies and considered their experience and tenure at the Company.

In determining Mr. Perry’s initial base salary in connection with his appointment as Chief Commercial Officer, the Compensation Committee considered his work experience, leadership experience and the base salaries paid to executive officers in similar positions at our peer companies based on data provided by Radford. The base salary paid to Mr. Perry in 2021 was pro-rated based on his August 2021 start date.

Annual Cash Bonus Program

We provide our executive officers, including the named executive officers, with the opportunity to earn cash bonuses to encourage the achievement of key strategic, operational, and financial goals during the applicable year. Our annual cash bonus program is administered by the Compensation Committee. Annual cash bonuses paid to each of our named executive officers, other than our Chief Executive Officer, are pre-determined by the Compensation Committee, based primarily on the achievement of our corporate goals as determined by the Compensation Committee, the establishment of a total cash bonus pool, and subject to adjustment for individual performance as recommended by our Chief Executive Officer. However, the cash bonus paid to our Chief Executive Officer is determined solely based on our achievement of corporate goals as determined by the Compensation Committee in line with the total cash pool, without an individual performance component. The Compensation Committee may, consistent with our stated compensation philosophy and objectives, pay bonuses above or below the target amount determined based on the achievement of our corporate goals, or may decide to not award annual bonuses at all, notwithstanding the achievement of particular goals or individual contributions. Payment of the annual cash bonus to all of our named executive officers is conditioned on the executive remaining employed by us or providing services to us at the time the bonus is actually paid.

For fiscal 2021, the target annual bonus opportunities for our named executive officers are as set forth in the table below. The 2021 target annual bonus opportunity for each named executive officer was established by our Board of Directors in December 2020, except for Messrs. Bailey and Perry, whose initial target annual bonus opportunities are set forth in their respective employment agreements.

Name	2021 Target Opportunity (as a % of base salary)

John E. Bailey, Jr.	50%

Mark Avagliano	40%

Rajesh K. Malik, M.D.	40%

Jennifer K. Moses	40%

Andrew Perry (1)	40%

(1)    Mr. Perry has served as Chief Commercial Officer since August 2021 and was eligible for the full target bonus percentage.

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2021 Corporate Goals

The corporate goals are comprised of key strategic, operational, and financial goals relating to commercial product launch, clinical development, research, strategic planning, business development and the achievement of financial objectives. The 2021 corporate goals were recommended by the Compensation Committee and adopted by the Board of Directors. The Board of Directors communicated the 2021 corporate goals to the executive officers at the end of 2020 with the understanding that their performance would be measured against the achievement of the 2021 corporate goals. The annual bonuses for fiscal 2021 were based on our performance relative to the achievement of the following 2021 corporate goals:

Category	Corporate Goals

Commercial Launch	Commercial launch of COSELA™ (trilaciclib) in extensive-stage small cell lung cancer, pending FDA approval

Life Cycle Management	Initiate five trilaciclib clinical trials in various tumor types

Financial Objectives	Manage to 2021 budget

2021 Company Performance

The following represent the achievement of the Company’s 2021 corporate goals:

Commercial Launch of COSELA™ (trilaciclib)

●	Secured FDA approval of COSELA for extensive-stage small cell lung cancer
●	Launched COSELA for extensive-stage small cell lung cancer in the United States
●	Initiated the establishment of in-house sales force

Execute on Life Cycle Management

●	Initiated a trilaciclib Phase 2 trial in bladder cancer
●	Initiated a trilaciclib Phase 2 antibody-drug conjugate combination trial in metastatic triple negative breast cancer
●	Initiated a trilaciclib Phase 2 Mechanism of Action trial in early stage neoadjuvant TNBC
●	Initiated a trilaciclib Phase 3 trial in first line metastatic colorectal cancer
●	Initiated a trilaciclib Phase 3 trial in first line metastatic triple negative breast cancer

Financial Objectives

●	Managed budgetary discipline to meet all financial objectives for 2021
●	Completed at-the-market offering resulting in over $85 million in net proceeds
●	Managed debt facility with Hercules Capital, Inc. to draw additional funds and increase the debt facility amount by $50 million to $150 million

2021 Bonus Payouts

In November 2021, the Compensation Committee met and evaluated our performance against the 2021 pre-established corporate goals and determined that the Company met a majority of the 2021 pre-established corporate goals. As a result, the Compensation Committee authorized the funding of bonuses, based on the above factors, including commercial launch of COSELA™, the advancement of our clinical programs, the successful achievement of our financial goals, and the overall performance of the Company in view of changing market conditions. After considering such factors, the Compensation Committee recommended, and our Board of Directors determined that the executive team achieved our 2021 corporate performance goals at 80% for purposes of our annual cash bonus program.

Our Chief Executive Officer’s performance for 2021 was based solely on the achievement of 2021 corporate goals. As a result, the Compensation Committee approved an annual bonus for Mr. Bailey at 80% of his target bonus, or 40% of his annual base salary.

For our executives other than Mr. Bailey, the Compensation Committee approved a total bonus pool of 80% of the combined bonus targets for all executives, including our named executive officers. Mr. Bailey evaluated the individual performance of each of our executives and recommended to the Compensation Committee specific bonuses to be awarded to each executive, including each

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named executive officer other than himself, within the total bonus pool based on a combination of individual performance and the collective performance against our pre-established corporate goals.

Individual performance for our named executive officers was based on a combination of departmental achievements, leadership achievements and execution of pre-established individual goals. Significant individual achievements of our named executive officers, other than Mr. Bailey, in 2021 are as follows:

Name	Significant Individual Achievements

Mark Avagliano	• Led corporate strategic planning process and portfolio prioritization • Managed strategic relationships with licensing partners

Rajesh K. Malik, M.D.	• Obtained FDA approval of COSELATM • Led the clinical and regulatory strategy for trilaciclib development program

Jennifer K. Moses

•   Maintained budgetary discipline to meet all financial objectives for 2021

•   Completed at-the-market offering resulting in over $85 million in net proceeds

•   Managed debt facility with Hercules Capital, Inc. to draw additional funds and increase the debt facility amount by $50 million to $150 million

Andrew Perry	• Led the commercialization efforts for COSELATM

Based on the 2021 performance against corporate goals and the individual accomplishments by each of the named executive officers in 2021, the Compensation Committee approved and recommended to our Board of Directors and our Board of Directors determined the following annual cash bonuses for 2021:

Name	Target Bonus (% of Base Salary)	Percent of Target Awarded	Bonus Awarded (% of Base Salary)	Bonus Awarded ($)

John E. Bailey, Jr.	50%	80%	40%	294,000

Jennifer K. Moses	40%	80%	34.8%	154,268

Mark Avagliano	40%	80%	33.6%	150,232

Rajesh K. Malik, M.D.	40%	80%	33.6%	147,798

Andrew Perry (1)	40%	80%	33.6%	142,800
(1)	Mr. Perry has served as Chief Commercial Officer since August 2021 and was eligible for the full target bonus percentage.

Long-Term Incentives – Stock Options and Restricted Stock Units

We grant long-term incentives generally in the form of stock option grants and restricted stock units under our (i) 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2017 Plan”), and/or (ii) Amended and Restated 2021 Inducement Equity Incentive Plan (the “2021 Plan,” together with the 2017 Plan, the “Equity Incentive Plans”). We generally grant equity awards under the 2017 Plan on an annual basis as part of annual performance reviews of our employees. We also grant stock options to new employees, including our executive officers, in connection with their initial employment with us or as inducement material to them entering into employment with the Company.

We award stock options and restricted stock units to deliver long-term incentive compensation because they directly align executive compensation with the creation of stockholder value, and the ultimate value received from equity grants depends on stock price appreciation after the grant date. Equity grants also encourage retention through time-based vesting. Stock option awards to new employees generally vest as to 25% of the shares subject to the option on the first anniversary of the grant date and in equal monthly installments over the following three years and are generally subject to continued employment. The exercise price of all stock options

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is equal to the fair market value of our common stock on the grant date, measured as the closing price of our common stock on such date as reported by Nasdaq. Awards of restricted stock units to employees generally vest over four years with 25% vesting on the first anniversary of the grant date and semi-annually thereafter.

In establishing annual long-term incentive award levels for our named executive officers other than our Chief Executive Officer, and in formulating a recommendation to the Board of Directors on the long-term incentive award to be granted to our Chief Executive Officer, the Compensation Committee evaluates long-term incentives awarded to executives holding comparable positions at our peer companies. The Compensation Committee and Board of Directors also evaluate overall Company performance over the fiscal year prior to which the awards are granted, including commercialization activities, the advancement of our clinical programs, the successful achievement of our financial goals, and the development of our organizational capabilities.

At the November 30, 2021 Compensation Committee meeting, after a review of and in connection with their contributions to the Company based on their 2021 performance, the following named executive officers received annual long-term incentive awards on January 3, 2022, with the options having an exercise price of $10.69:

Name	Stock Options Awarded (#)	Restricted Stock Units Awarded (#)

John E. Bailey, Jr.	204,000	46,000

Jennifer K. Moses	53,000	12,000

Mark Avagliano	53,000	12,000

Rajesh K. Malik, M.D.	53,000	12,000

Andrew Perry	26,500	6,000

Mr. Bailey received an equity award of 320,000 stock option awards and 213,333 restricted stock units as part of his on-hire package when he became Chief Executive Officer and President on January 1, 2021. The Compensation Committee determined the size of the equity awards based on his strong industry background, his recent position with a large pharmaceutical company, his executive leadership experience, along with the on-hire awards granted to executive officers in similar positions at our peer companies, determined considering data provided by Radford. The Compensation Committee approved the equity awards on September 25, 2020, and equity was granted on January 1, 2021, his employment start date.

Additionally, during 2021, the Compensation Committee granted awards in connection with the initial onboarding of named executive officers. Mr. Perry received an equity award of 300,000 shares as part of his on-hire package when he joined us in August 2021. The Compensation Committee determined the size of the award based on his strong industry background, his recent position with a large pharmaceutical company, his leadership experience, along with the on-hire awards granted to executive officers in similar positions at our peer companies, determined considering data provided by Radford. The Compensation Committee approved the grant on July 27, 2021 and the options were granted on August 16, 2021, his employment start date.

Additional detail regarding each of the foregoing awards can be found in the “Grants of Plan-Based Awards” table and “Outstanding Equity Awards at 2021 Fiscal Year-End” table elsewhere in this proxy statement.

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Other Compensation Policies and Practices

Employment Agreements

We have entered into employment agreements with each of our named executive officers that provide for initial base salaries, eligibility to receive annual bonuses, and payments and benefits in connection with certain terminations of employment, including in connection with a Change in Control. We believe that change in control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change in control transaction that could be in the best interests of our stockholders. We also believe that reasonable severance and change in control benefits are necessary to attract and retain high-quality executive officers. These agreements are discussed in more detail below under “Compensation of Named Executive Officers” in subsections “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments upon Termination or Change in Control.”

Benefits

Our executive officers receive broad-based benefits that are provided to all employees, including medical insurance, dental insurance, vision insurance, group life insurance, accidental death and dismemberment insurance, long- and short-term disability insurance, flexible spending accounts and matching contributions under our 401(k) plan. Our executive officers are eligible to participate in all of our employee benefit plans on the same basis as our other employees.

Perquisites

The Compensation Committee believes that perquisites should not constitute a significant part of our executive compensation program, but does provide certain perquisites, such as relocation benefits, to our employees, including executive officers, on an individual basis as deemed appropriate and reasonable by the Compensation Committee. In 2021, the Compensation Committee determined that the cost of providing such perquisites is reasonable and represents a small percentage of the executives’ overall compensation packages.

Anti-Hedging and Pledging Policy

We do not allow any of our executive officers or our directors, to enter into any hedging-type transactions with respect to our stock or to pledge our stock.

Tax Deductibility and Accounting Considerations

The Compensation Committee considers tax and accounting implications in its executive compensation determinations, although in some cases, other important considerations may outweigh tax or accounting considerations, and the Compensation Committee maintains the flexibility to compensate its executive officers in accordance with the Company’s compensation philosophy.

Under Section 162(m) of the Internal Revenue Code, the Company will generally not be entitled to a tax deduction for individual compensation paid to certain executive officers in any taxable year in excess of $1 million, subject to certain grandfathering rules for compensation in effect on November 2, 2017 and not materially modified after such date. As in effect prior to its amendment by the Tax Cuts and Jobs Act of 2017, Section 162(m) provided an exception to the deductibility limitations for performance-based compensation that met certain requirements. While considering the impact of Section 162(m) and awarding certain elements of compensation that, at the time, were intended to qualify as performance-based compensation, the Compensation Committee did not adopt a policy requiring all compensation to be fully deductible under Section 162(m). As Section 162(m) has been amended, effective for taxable years beginning after December 31, 2017, the “performance-based” compensation exception was eliminated from Section 162(m), except for certain grandfathered arrangements under the transition rules. In light of this amendment, the Compensation Committee will continue to consider the potential impact of the application of Section 162(m) on compensation for the Company’s executive officers and reserves the right to provide compensation to executive officers that may not be tax-deductible, as well as the right to modify compensation that was initially intended to qualify as “performance-based” compensation, if it believes that taking any such action is in the best interests of the Company and its stockholders.

If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Risk Assessment

In designing executive compensation, the Compensation Committee seeks to create incentives to promote the long-term business success of the Company without encouraging undue risk-taking. The Compensation Committee has reviewed our compensation programs and has concluded that the risks arising from them are not reasonably likely to have a material adverse effect

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on us. We do not believe that our compensation programs generally, including the executive compensation program, encourage excessive or inappropriate risk-taking. While appropriate risk-taking is a necessary component of growing a business, the Compensation Committee and management have focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management and employee decisions that could pose undue long-term risks. In addition, the Company’s prohibition against hedging and pledging in Company stock protects against short-term decision making.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.

The Compensation Committee
Cynthia L. Flowers, Chair
Glenn P. Muir
Alicia Secor

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents summary information regarding the compensation awarded to, earned by, or paid to each of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2021, 2020, and 2019, if the named executive officer was an executive officer in that fiscal year.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)(2)	Restricted Stock Units Awards ($)(1)	All Other Compensation ($)(3)	Total($)
John E. Bailey, Jr. (4)	2021	735,000	3,830,194	294,000	3,837,861	8,700	8,705,755
Chief Executive Officer and President	2020	N/A	542,109	N/A	N/A	215,948	758,057
Jennifer K. Moses (5)	2021	443,300	706,966	154,268	198,770	8,700	1,512,004
Chief Financial Officer	2020	398,583	1,116,239	141,050	N/A	8,550	1,664,422
	2019	315,598	972,601	117,600	N/A	8,400	1,414,199
Mark Avagliano (6)	2021	447,120	706,887	150,232	198,770	8,700	1,511,709
Chief Business Officer	2020	431,417	837,165	151,200	N/A	18,445	1,438,227
	2019	181,913	5,100,560	142,800	N/A	53,117	5,478,390
Rajesh K. Malik, M.D.	2021	439,875	706,887	147,798	198,770	8,700	1,502,030
Chief Medical Officer	2020	424,000	836,733	148,750	N/A	8,550	1,418,033
	2019	413,000	828,195	138,768	N/A	8,400	1,388,363
Andrew Perry (7)	2021	159,375	2,824,285	142,800	N/A	750	3,127,210
Chief Commercial Officer

(1)

These amounts represent the aggregate grant date fair value for option awards granted during our fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	The amounts in this column reflect payments under our annual cash bonus program in accordance with the terms of our executives’ employment agreements based upon satisfaction of performance goals.
(3)

The amounts in this column represent consulting fees, director fees, matching contributions to the 401(k) plan. See below for additional information regarding the amounts in this column for fiscal 2021.

(4)

As of January 1, 2021, Mr. Bailey serves as our Chief Executive Officer and President and as an executive Board member. Mr. Bailey served as an independent member of our Board of Directors from March 12, 2020 until December 31, 2020 and served as a Senior Advisor to the Company from October 1, 2020 to December 31, 2020. In 2020, Mr. Bailey was awarded options and received $35,948 as compensation for his service as an independent member of our Board of Directors in accordance with our Board and Committee Compensation arrangements. On September 29, 2020, Mr. Bailey entered into a Senior Advisor Agreement with the Company pursuant to which Mr. Bailey served as a Senior Advisor to the Company from October 1, 2020 to December 31, 2020 and received $180,000 as consulting compensation.

(5)

Ms. Moses began serving as the Company’s Chief Financial Officer on May 8, 2019. The 2019 salary amount reported reflects the pro rata portion of Ms. Moses’ salary as a Vice President from January 1 through May 7, 2019 and her annual salary of $350,000 from May 8 through December 31, 2019.

(6)

Mr. Avagliano’s employment commenced with us in July 2019. The 2019 salary amount reported reflects the pro rata portion of Mr. Avagliano’s annual salary of $425,000 from commencement of his employment through December 31, 2019.

(7)

Mr. Perry’s employment commenced with us in August 2021. The 2021 salary amount reported reflects the pro rata portion of Mr. Perry’s annual salary of $425,000 from commencement of his employment through December 31, 2021.

2021 All Other Compensation

The following table details the components of the amounts reflected in the “All Other Compensation” column of the Summary Compensation Table for each of our named executive officers for fiscal 2021.

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Name	Matching Contributions to 401(k) ($)(1)	Total ($)

John E. Bailey, Jr.	8,700	8,700

Jennifer K. Moses	8,700	8,700

Mark Avagliano	8,700	8,700

Rajesh K. Malik, M.D.	8,700	8,700

Andrew Perry	750	750

(1)

These amounts represent matching contributions made to each executive under our 401(k) plan. Our matching contribution is equal to 50% of the employee’s deferrals under the plan up to 6% of the employee’s compensation.

Grants of Plan-Based Awards

The following table reflects the long-term incentive awards granted in 2021 in the form of stock options and restricted stock units to each of our named executive officers:

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards: Target ($)(2)	Restricted Stock Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

John E. Bailey, Jr.	1-Jan-2021	367,500	213,333	320,000	17.99	7,668,055

Jennifer K. Moses	4-Jan-2021 (1)	177,320	11,000	58,000	18.07	905,736

Mark Avagliano	4-Jan-2021 (1)	178,848	11,000	58,000	18.07	905,657

Rajesh K. Malik, M.D.	4-Jan-2021 (1)	175,950	11,000	58,000	18.07	905,657

Andrew Perry	16-Aug-2021	170,000	N/A	300,000	14.03	2,824,285
(1)	The Compensation Committee approved the grants on December 8, 2020.
(2)

Represents the target amount of each executive’s cash bonus payments calculated in accordance with the employment agreement of the respective named executive officer as described in “Compensation Discussion and Analysis—Annual Cash Bonus Program.” Actual payments made for 2021 are provided in the “Summary Compensation Table.” As there are no threshold or maximum amounts with respect to these performance-based cash payments, the columns “Threshold ($)” and “Maximum ($)” are inapplicable and therefore have been omitted from this table.

(3)	The exercise price of these stock options is equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the grant date.
(4)

These amounts represent the aggregate grant date fair value for option awards and restricted stock units granted during fiscal 2021, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 10 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into executive employment agreements with each of our named executive officers in connection with their employment with us, the material terms of which are described below. These executive employment agreements provide for “at will” employment and obligate each named executive officer to refrain from disclosing any of our proprietary information received during

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the course of employment and to assign to us any inventions conceived or developed during the course of employment. Payments and benefits that may be payable in connection with terminations of employment in certain circumstances are described in more detail under “Potential Payments upon Termination or Change in Control.”

John E. Bailey, Jr. We entered into an executive employment agreement with Mr. Bailey with respect to his service as Chief Executive Officer on September 29, 2020. Under the terms of the agreement, Mr. Bailey is entitled to an initial annual base salary of $735,000 and his 2021 base salary was $735,000. He is eligible to receive an annual bonus of up to 50% of his then-current base salary based on achievement of certain corporate targets in the sole discretion of our Board of Directors.

Jennifer K. Moses. We entered into an employment agreement with Ms. Moses with respect to her service as Vice President of Finance on May 10, 2016, which was subsequently amended and restated on May 8, 2019 in connection with her appointment as Chief Financial Officer of the Company. Under the terms of the agreement, as amended, Ms. Moses is entitled to an initial annual base salary of $350,000 and her 2021 base salary was $443,300. Ms. Moses is eligible to receive an initial annual bonus of up to 35% of her then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors and her 2021 target annual bonus is 40% of her 2021 base salary.

Mark Avagliano. We entered into an executive employment agreement with Mr. Avagliano with respect to his service as Chief Business Officer on July 29, 2019. Under the terms of the agreement, Mr. Avagliano is entitled to an initial annual base salary of $425,000 and his 2021 base salary was $447,120. Mr. Avagliano is eligible to receive an initial annual bonus of up to 35% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors and his 2021 target annual bonus is 40% of his 2021 base salary. The agreement also provides for reimbursement of certain of Mr. Avagliano’s relocation expenses in an amount of up to $100,000.

Rajesh K. Malik, M.D. We entered into an executive employment agreement with Dr. Malik with respect to his service as Chief Medical Officer on July 1, 2014, which was subsequently amended on May 5, 2017 and June 12, 2019. Under the terms of the agreement, as amended, Dr. Malik is entitled to an initial annual base salary of $375,000 and his 2021 base salary was $439,875. Dr. Malik is eligible to receive an initial annual bonus of up to 35% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors and his 2021 target annual bonus is 40% of his 2021 base salary.

Andrew Perry. We entered into an executive employment agreement with Mr. Perry with respect to his service as Chief Commercial Officer on July 28, 2021. Under the terms of the agreement, Mr. Perry is entitled to an initial annual base salary of $425,000 and his 2021 base salary was $425,000. Mr. Perry is eligible to receive an annual bonus of up to 40% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows grants of stock options and unvested restricted stock units outstanding on the last day of fiscal 2021 held by each of the executive officers named in the Summary Compensation Table.

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	Awards (1)
	Number of Securities Underlying Unexercised Options (#)				Unvested Restricted Stock Units

Name	Exercisable	Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date
John E. Bailey, Jr.	24,442 (2)	15,558 (2)	12.00	03/12/2030	—
	20,000 (3)	—	17.59	06/11/2030	—
	—	320,000 (4)	17.99	01/01/2031	213,333 (5)
Jennifer K. Moses	1,666 (6)	—	0.39	07/11/2024	—
	33,333 (7)	—	0.30	02/27/2025	—
	333 (8)	—	3.72	12/21/2025	—
	60,000 (9)	—	4.17	5/10/2026	—
	24,450 (10)	550 (10)	20.49	01/02/2028	—
	14,568 (11)	5,432 (11)	19.56	01/02/2029	—
	32,279 (12)	17,721 (12)	20.91	05/08/2029	—
	36,660 (13)	43,340(13)	21.08	02/06/2030	—
	—	58,000 (14)	18.07	01/04/2031	11,000 (15)
Mark Avagliano	181,250 (16)	118,750 (16)	25.72	07/29/2029	—
	27,500 (13)	32,500 (13)	21.08	02/06/2030	—
	—	58,000(14)	18.07	01/04/2031	11,000(15)
Rajesh K. Malik, M.D.	39,439 (6)	—	0.39	07/11/2024	—
	65,000 (7)	—	0.30	02/27/2025	—
	57,333 (8)	—	3.72	12/21/2025	—
	36,924 (9)	—	4.17	05/10/2026	—
	48,935 (10)	1,065 (10)	20.49	01/02/2028	—
	43,750 (11)	16,250 (11)	19.56	01/02/2029	—
	27,500 (13)	32,500 (13)	21.08	02/06/2030	—
	—	58,000(14)	18.07	01/04/2031	11,000(15)
Andrew Perry	—	300,000 (17)	14.03	08/16/2031	—

(1)

Outstanding equity awards granted pursuant to (i) our 2011 Equity Incentive Plan, as amended, and our 2017 Employee, Director and Consultant Equity Plan, as amended, or (ii) a stand-alone inducement award plan.

(2)

Represents an option to purchase shares of our common stock granted on March 12, 2020. The shares underlying this option vest in thirty-six (36) monthly installments at the end of each successive month following March 31, 2020, subject to continued service.

(3)

Represents an option to purchase shares of our common stock granted on June 11, 2020. The shares underlying this option vest in their entirety twelve months after June 11, 2020, subject to continued service.

(4)

Represents an option to purchase shares of our common stock granted on January 1, 2021. The shares underlying this option vest as follows: subject to continued service, 34% vested on January 1, 2022, with the remainder vesting in eight (8) equal quarterly installments.

(5)	Represents a restricted stock unit award that vests 1/3 on each of the first, second and third anniversary of the grant date, subject to continued service.
(6)

Represents an option to purchase shares of our common stock granted on July 11, 2014. The shares underlying this option vested as follows: one-fourth (1/4th) vested on July 11, 2015, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares vested until all of the shares underlying the option vested.

(7)

Represents an option to purchase shares of our common stock granted on February 27, 2015. The shares underlying this option vest as follows: one-fourth (1/4th) vested on February 28, 2016, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares vested until all of the shares underlying the option vested.

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(8)

Represents an option to purchase shares of our common stock granted on December 21, 2015. The shares underlying this option vest as follows: one-fourth (1/4th) vested on December 21, 2016, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares vested until all of the shares underlying the option vested.

(9)

Represents an option to purchase shares of our common stock granted on May 10, 2016. The shares underlying this option vest as follows: one-fourth (1/4th) vested on May 10, 2017, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares vested until all of the shares underlying the option vested.

(10)

Represents an option to purchase shares of our common stock granted on January 2, 2018. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on January 2, 2019, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(11)

Represents an option to purchase shares of our common stock granted on January 2, 2019. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on January 2, 2020, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(12)

Represents an option to purchase shares of our common stock granted on May 8, 2019. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on May 8, 2020, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(13)

Represents an option to purchase shares of our common stock granted on February 6, 2020. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on February 6, 2021, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(14)

Represents an option to purchase shares of our common stock granted on January 4, 2021. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on January 4, 2022, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(15)

Represents a restricted stock unit award that vests as follows: subject to continued service, one-fourth (1/4th) vests on January 4, 2022, with one-sixth (1/6th) of the remaining units vesting semi-annually thereafter.

(16)

Represents an option to purchase shares of our common stock granted on July 29, 2019. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on July 29, 2020, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(17)

Represents an option to purchase shares of our common stock granted on August 16, 2021. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vest on July 28, 2022, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

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2021 Option Exercises

The following table sets forth information regarding stock options exercised by our named executive officers during fiscal 2021.

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)

John E. Bailey, Jr.	—	—

Jennifer K. Moses	3,000	58,050

Mark Avagliano	—	—

Rajesh K. Malik, M.D.	73,100	1,477,089

Andrew Perry	—	—

(1)	Calculated by multiplying the number of shares of our common stock acquired upon exercise by the difference between the exercise price and the market price of our common stock on the exercise date.

Potential	Payments upon Termination or Change in Control

Pursuant to their employment agreements with us, each named executive officer is entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions. Below we describe payments and benefits that are payable upon certain types of termination of employment or a change in control, or that are enhanced based on the circumstances of a termination or change in control. We believe that change in control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change in control transaction that could be in the best interests of our stockholders. We also believe that reasonable severance and change in control benefits are necessary in order to attract and retain high-quality executive officers.

The amount of compensation and benefits payable to each of our named executive officers in various termination of employment and change in control situations, assuming that the triggering event occurred on December 31, 2021, the last business day of fiscal year 2021, has been estimated in the table below. The closing price of our common stock on the Nasdaq Global Select Market on December 31, 2021 was $10.21 per share. The value of acceleration of the unvested stock options was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2021, by the difference between the closing price of our common stock on December 31, 2021 and the exercise price for such unvested option shares. The value of acceleration of the unvested RSUs was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 31, 2021, by the closing price of our common stock on December 31, 2021.

	Termination by Company without Cause or by Executive for Good Reason		Benefits Upon a Change in Control		Termination by Company without Cause or by Executive for Good Reason within 90 Days Following a Change in Control

Name	Cash and Benefits ($)	Value of Equity Acceleration ($)	Cash and Benefits ($)	Value of Equity Acceleration ($)	Cash and Benefits ($)	Value of Equity Acceleration ($)

John E. Bailey, Jr.	735,000	—	—	1,089,065	735,000	2,178,130

Jennifer K. Moses	443,300	—	—	56,155	443,300	112,310

Mark Avagliano	447,120	—	—	56,155	447,120	112,310

Rajesh K. Malik, M.D.	439,875	—	—	56,155	439,875	112,310

Andrew Perry	425,000	—	—	—	425,000	—

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Change in Control. The employment agreements with our named executive officers provide for the vesting of 50% of any unvested stock options immediately prior to, and subject to, the consummation of a Change in Control (as defined below). Any remaining unvested stock options are subject to double-trigger vesting acceleration, as such unvested stock options will immediately vest if the named executive officer’s employment is terminated by the Company without Cause (as defined below) or if the named executive officer resigns with Good Reason (as defined below) within 90 days following a Change in Control. The unvested RSUs have the same Change in Control terms as the unvested stock options.

Termination of Employment by Company without Cause or by Employee for Good Reason. If a named executive officer’s employment is terminated by us other than for Cause or the executive terminates his employment for Good Reason, we will continue to pay the executive his base salary for a period of 12 months in accordance with our payroll practices beginning on the 60th day following the termination of the named executive officer’s employment.

Termination of Employment Due to Death or Disability. The employment agreements with our named executive officers do not provide for any severance benefits upon termination of employment due to death or disability.

Termination of Employment by Company with Cause or by Employee without Good Reason. The employment agreements with our named executive officers do not provide for any severance benefits upon termination of employment by us with Cause or by a named executive officer without Good Reason.

Severance Subject to Release of Claims. Our obligation to provide our named executive officers with any severance payments or other benefits under the employment agreements is conditioned on the executive signing an effective release of claims in our favor.

Section 409A. All of the termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations thereunder.

Definitions. Certain terms used in this section of the proxy statement are defined below.

Change in Control is defined under the employment agreements with our named executive officers generally as (i) a merger or consolidation of our Company with or into another entity such that our stockholders prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) the sale or other disposition of all or substantially all of our assets, (iii) the sale or other disposition of greater than 50% of our then-outstanding voting stock by the holders thereof to one or more persons or entities who are not then our stockholders.

Cause is defined in each agreement as the employee’s (i) fraud, embezzlement or misappropriation with respect to our Company, (ii) material breach of fiduciary duties to our Company, (iii) willful or negligent misconduct, (iv) material breach of the employment agreement, (v) willful failure or refusal to perform material duties under the agreement or failure to follow specific lawful instructions of our Company, (vi) conviction or plea of nolo contendere in respect of a felony or misdemeanor involving moral turpitude, (vii) alcohol or substance abuse that has a material adverse effect on the ability to perform duties under the agreement or (viii) engagement in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age or disability).

Good Reason is defined in each agreement as (i) a material reduction of base salary not generally applicable to our other executive-level employees, (ii) a material diminution of authority, duties or responsibilities (iii) a relocation of the employee’s primary workplace to a location that is more than 50 miles from the location of the employee’s primary workplace as of the date of the agreement or (iv) the Company’s material breach of the agreement.

Pay Ratio Disclosure

As required in Item 402(u) of Regulation S-K, we are required to disclose the ratio of the CEO’s annual total compensation to that of the median-paid employee. Further to this requirement, under Instruction 2 to Item 402(u), the median-paid employee may be identified once every three years if, during a registrant’s last completed fiscal year, there has been no change in its employee population compensation arrangements that it reasonably believes would result in a significant impact to the pay ratio disclosure. The annual total compensation (determined using the requirements for the Summary Compensation Table) consists of salary, bonus, and all other compensation.

During fiscal 2021, our principal executive officer was our President and Chief Executive Officer, John E. Bailey Jr. For 2021, the annual total compensation for Mr. Bailey, as reported in the Summary Compensation Table, was $8,705,755, and the annual total compensation for our median employee was $198,441, resulting in an estimated pay ratio of approximately 44:1. The median employee earned the following: cash compensation (including overtime pay) of $179,907; equity of $13,492; plus all other

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compensation of $5,042. The increase in our Chief Executive Officer’s compensation from 2020 to 2021 was primarily due to an equity award on January 1, 2021, as part of his on-hire package when he became Chief Executive Officer and President, with a value of $7,668,055, consisting of 320,000 stock option awards and 213,333 restricted stock units. It is important to note that 88% of our Chief Executive Officer’s compensation is at risk, meaning his compensation is subject to market performance and continued service to the Company. Additionally, $7,668,055, or 88%, of the amount disclosed as the Chief Executive Officer’s total compensation in the Summary Compensation Table is the grant date value of equity awards made during 2021. As of December 31, 2021, he had not earned any value from these awards.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee as of December 31, 2021, by aggregating for each employee employed on this date (i) base salary or wages actually paid for 2021, (ii) cash incentive compensation for 2021, and (iii) the accounting value of any equity awards granted during 2021. We chose this as our consistently applied compensation measure because we believed it was representative of employee compensation at our Company. We then ranked our employees from lowest to highest using this compensation measure. This calculation was performed for all of our employees who were employed on December 31, 2021, excluding Mr. Bailey. Once we selected the median employee, we calculated this employee’s compensation in the same manner as we calculated Mr. Bailey’s compensation for purposes of the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	6,230,618 (2)	$18.16 (3)	1,307,735
Equity compensation plans not approved by security holders	886,100 (4)	$16.09	463,900 (4)
Total	7,116,718	$17.88 (3)	1,771,635

(1)	This plan category consists of our 2017 Employee, Director and Consultant Equity Plan and our 2011 Equity Incentive Plan.
(2)	This number includes 5,815,627 outstanding options and 414,991 restricted stock units that have been previously granted.
(3)	Weighted average exercise price applies to outstanding options only.
(4)

This plan category consists of (i) our Amended and Restated 2021 Inducement Equity Incentive Plan; (ii) an inducement grant provided to Mr. Perry pursuant to the terms of a stock option agreement; and (iii) an inducement grant provided to Mr. Will Roberts pursuant to the terms of a stock option agreement (all as discussed below).

Summary	Description of the Company’s Non-Stockholder Approved Equity Compensation Plans and Other Benefit Plans

Amended and Restated 2021 Inducement Equity Incentive Plan

On February 23, 2021, the Company’s Board of Directors adopted the Company’s 2021 Inducement Equity Incentive Plan in order to allow the Company to grant nonqualified stock options, restricted stock units and other equity awards without stockholder approval to new employees as an inducement material to the new employees’ acceptance of employment with the Company. The Company reserved an aggregate of 500,000 shares of the Company’s common stock for issuance under this plan. On September 9, 2021, the Company’s Board of Directors adopted the Company’s 2021 Sales Force Inducement Equity Incentive Plan in order to allow the Company to grant nonqualified stock options, restricted stock units and other equity awards without stockholder approval to sales force individuals and support staff that were not previously employees or directors of the Company, as an inducement material to such individuals acceptance of employment with the Company. The Company reserved an aggregate of 500,000 shares of the Company’s common stock for issuance under this plan. On March 10, 2022, upon approval of the Company’s Board of Directors, the Company merged the 2021 Sales Force Inducement Equity Incentive Plan into the 2021 Inducement Equity Incentive Plan, and amended and restated it to create the Amended and Restated 2021 Inducement Equity Incentive Plan (the “Amended and Restated 2021 Plan”). In addition, the number of shares reserved for issuance under the Amended and Restated 2021 Plan was increased by 750,000 shares of the Company’s common stock, for an aggregate of 1,750,000 shares of the Company’s common stock available for issuance under Amended and Restated 2021 Plan.

Inducement Grant to Andrew Perry

In connection with our hiring of Mr. Perry, our Board of Directors approved an inducement grant of an option to purchase up to 300,000 shares of our common stock, with an exercise price of $14.03 per share, which was equal to the closing price per share of our common stock as reported on the Nasdaq Global Select Market on August 16, 2021, the date of grant. The option is subject to a non-qualified stock option agreement between the Company and Mr. Perry and is scheduled to vest over four years, with 25% of the shares vesting on July 28, 2022 and the remainder scheduled to vest ratably on the 28th of each subsequent month thereafter through July 28, 2025, subject to Mr. Perry’s continued service relationship with the Company through the applicable vesting dates.

Inducement Grant to Will Roberts

In connection with our hiring of Mr. Roberts, the Compensation Committee of our Board of Directors approved an inducement grant of an option to purchase up to 50,000 shares of our common stock, with an exercise price of $18.07 per share, which was equal to the closing price per share of our common stock as reported on the Nasdaq Global Select Market on January 4, 2021, the

2022 | Proxy Statement	43

date of grant. The option is subject to a non-qualified stock option agreement between the Company and Mr. Roberts and is scheduled to vest over four years, with 25% of the shares vesting on January 4, 2022 and the remainder scheduled to vest ratably on the 4th of each subsequent month thereafter through January 4, 2025, subject to Mr. Roberts’ continued service relationship with the Company through the applicable vesting dates.

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DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

On May 22, 2017, the Board of Directors adopted a policy with respect to the compensation payable to our non-employee directors. The Board of Directors amended and restated the independent director compensation policy effective June 12, 2019 and June 17, 2021 (as amended and restated, the “Non-Employee Director Compensation Policy”). Under the Non-Employee Director Compensation Policy, each non-employee director is eligible to receive compensation for his or her service consisting of a $45,000 annual cash retainer and equity awards. In addition to the annual cash retainer, under the program, non-employee directors receive additional payments for service as the Board Chairperson, Committee Chair, or a committee member of the Board of Directors in the following amounts:

Position	Retainer ($)
Board Chairperson	35,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Governance Committee Chair	10,000
Audit Committee Member	10,000
Compensation Committee Member	7,500
Nominating and Governance Committee Member	5,000

Equity grants for non-employee directors consist of (i) an initial non-qualified stock option to purchase shares of our common stock at a fixed dollar value equal to $750,000 issued upon first appointment to our Board of Directors, which vests monthly over a period of three years, subject to the non-employee director’s continued service on the Board of Directors; (ii) an annual equity grant at a fixed dollar value equal to $375,000, of which 75% of the value shall be issued as a non-qualified stock option and 25% of the value shall be issued as restricted stock units, with the stock options valued based on a 30-day average price as of the date of grant and a Black-Scholes factor and vesting on the first anniversary of the grant date and the restricted stock units valued based on a 30-day average price as of the date of grant and vesting on the first anniversary of the date of grant, subject to the non-employee directors’ continued service on the Board of Directors; and (iii) an initial equity award consisting of options to purchase 100,000 shares of our common stock upon first appointment to serve as Chairperson of our Board of Directors, which vest monthly over a period of three years, subject to the Chairperson’s continued service on the Board of Directors. All equity grants issued under the Non-Employee Director Compensation Policy will vest 100% upon a change-in-control of the Company. The annual equity awards are typically granted in June.

Directors may be reimbursed for travel, food, lodging and other expenses directly related to their service as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and Bylaws.

2021 Director Compensation

The following table shows the total compensation paid or accrued during fiscal 2021 to each of our non-employee directors. Directors who are our employees are not compensated for their service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Restricted Stock Units ($)(1)(2)	All Other Compensation ($)	Total ($)

Garry A. Nicholson	87,280	281,679	96,426	—	465,385

Willie A. Deese	55,912	281,679	96,426	—	434,017

Fredric N. Eshelman, PharmD. (3)	15,385	—	—	—	15,385

Cynthia L. Flowers	70,192	281,679	96,426	—	448,297

Glenn P. Muir	80,192	281,679	96,426	—	458,297

Seth A. Rudnick, M.D. (4)	50,186	281,679	96,426	28,000 (5)	456,291

Alicia Secor	28,269	763,585	—	—	791,854

Mark Velleca, M.D., Ph.D. (6)	42,692	—	—	200,000	242,692

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(1)

Mr. Deese, Ms. Flowers, Mr. Muir, Mr. Nicholson, and Dr. Rudnick each received options to purchase 19,620 shares of our common stock and 4,389 restricted stock units for their service in 2021 as members of the Board of Directors. Ms. Secor was appointed to our Board of Directors on June 17, 2021. In connection with her appointment and in accordance with our Non-Employee Director Compensation Policy, Ms. Secor received an initial grant of options to purchase 52,320 shares of our common stock. See table below for the aggregate number of exercisable and unexercisable option awards outstanding as of December 31, 2021 held by our non-employee directors.

(2)

These amounts represent the aggregate grant date fair value for equity awards granted during fiscal 2021, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 10 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	Dr. Eshelman resigned from our Board of Directors on April 21, 2021.
(4)

Dr. Rudnick resigned from our Board of Directors on October 13, 2021 but continues to serve as a member of our scientific and clinical advisory boards pursuant to an advisory board member agreement dated July 1, 2021, as further described below under “Agreements with Non-Employee Directors.” Dr. Rudnick’s currently outstanding options to purchase our common stock will continue to vest pursuant to their current vesting schedule while he serves as a member of our scientific and clinical advisory boards.

(5)	Amount reflects fees paid for service as a member of our scientific and clinical advisory boards during 2021. See “Director Compensation – Agreements with Non-Employee Directors.”
(6)

Beginning January 1, 2021, Dr. Velleca transitioned to a non-employee director on our Board of Directors. He served as an employee director on our Board of Directors from May 2014 to December 31, 2020. On September 29, 2020, Dr. Velleca and the Company entered into a senior advisor agreement with an effective date of January 1, 2021, pursuant to which Dr. Velleca is compensated $200,000 annually, paid in equal quarterly installments, for his services rendered thereunder. Additionally, Dr. Velleca will receive the annual cash retainer paid to non-employee directors (currently in an amount of $45,000) pursuant to the Company’s Non-Employee Director Compensation Policy during the remainder of his term as a director; however, he will not receive any additional equity grants. Dr. Velleca’s currently outstanding options to purchase our common stock will continue to vest pursuant to their current vesting schedule while he serves as a senior advisor. The senior advisor agreement will expire on December 31, 2023.

The following table sets forth the aggregate number of exercisable and unexercisable option awards outstanding as of December 31, 2021 that were held by our non-employee directors who were then serving on the Board of Directors:

	Number of Stock Options Held at Fiscal Year-End

Name	Exercisable (#)	Unexercisable (#)

Garry A. Nicholson	146,087	33,533

Willie A. Deese	60,000	19,620

Cynthia L. Flowers	60,000	19,620

Glenn P. Muir	120,000	19,620

Alicia Secor	10,171	42,149

Mark Velleca, M.D., Ph.D.	1,082,313	181,699

Agreements with Non-Employee Directors

Mark Velleca, M.D., Ph.D.

Beginning January 1, 2021, Dr. Velleca transitioned to a non-employee director on our Board of Directors. He has served as a director on our Board of Directors since May 2014 and served as Chief Executive Officer and President of the Company from May 2014 to December 31, 2020. In connection with our transition to a new Chief Executive Officer, on September 29, 2020, Dr. Velleca and the Company entered into a senior advisor agreement with an effective date of January 1, 2021, pursuant to which Dr. Velleca is compensated $200,000 annually, paid in equal quarterly installments, for his services rendered thereunder. Additionally, Dr. Velleca

2022 | Proxy Statement	46

will receive the annual cash retainer paid to non-employee directors (currently in an amount of $45,000) pursuant to the Company’s Non-Employee Director Compensation Policy during the remainder of his term as a director; however, he will not receive any additional equity grants. Dr. Velleca’s currently outstanding options to purchase our common stock will continue to vest pursuant to their current vesting schedule while he serves as a senior advisor. The senior advisor agreement will expire on December 31, 2023.

Seth A. Rudnick, M.D.

On July 1, 2021, we entered into a new advisory board member agreement with Dr. Rudnick with respect to his service as a member of our scientific and clinical advisory boards for a term of one year terminating on June 30, 2022. The agreement may be terminated by Dr. Rudnick or by us at any time on at least 30 days’ written notice. Under the terms of the agreement, Dr. Rudnick is entitled to receive cash compensation in the amount of $50,000 annually. Dr. Rudnick resigned from our Board of Directors on October 13, 2021.

During the term of the agreement, Dr. Rudnick is obligated to refrain from disclosing or using any of our proprietary information received in connection with his service and to assign to us any inventions conceived or developed in connection with his service. In addition, during the term of the agreement, Dr. Rudnick is required to provide us with prior written notice of any consulting projects or employment he undertakes with companies whose business would directly compete with our business, after receipt of which we may terminate the agreement effective immediately.

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REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of Nasdaq rules and regulations, has furnished the following report:

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The Audit Committee’s role and responsibilities are set forth in the Audit Committee’s charter adopted by the Board of Directors, a copy of which is available on our website at www.g1therapeutics.com. The Audit Committee reviews and reassesses our charter annually and recommends any changes to the Board of Directors for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention and oversight of the work of PricewaterhouseCoopers LLP. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2021, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed in accordance with Auditing Standard No. 16 - Communications with Audit Committees; and

•

Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP communications with the Audit Committee and the Audit Committee further discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

The Audit Committee

Glenn P. Muir, Chair

Willie A. Deese

Garry Nicholson

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2022 for (a) the executive officers named in the Summary Compensation Table on page 35 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2022 pursuant to the exercise of options, warrants or other rights to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 42,705,532 shares of common stock outstanding on March 31, 2022.

	Shares of common stock beneficially owned
Name and Address (1)	Number	Percent
More than 5% stockholders:
State Street Corporation (2)	4,301,613	10.07%
Eshelman Ventures, LLC (3)	3,439,151	8.05%
BlackRock, Inc. (4)	3,310,212	7.75%
MedImmune Ventures (5)	2,950,630	6.91%
The Vanguard Group (6)	2,544,365	5.96%
Fisher Investments (7)	2,268,074	5.31%
JPMorgan Chase & Co (8)	2,139,848	5.01%

Directors and named executive officers:
Garry A. Nicholson (9)	160,000	*
John E. Bailey, Jr. (10)	230,183	*
Willie A. Deese (11)	60,000	*
Cynthia L. Flowers (12)	61,500	*
Glenn P. Muir (13)	290,969	*
Alicia Secor (14)	17,436	*
Mark A. Velleca, M.D., Ph.D. (15)	1,231,243	2.81%
Jennifer K. Moses (16)	254,091	*
Mark Avagliano (17)	266,887	*
Rajesh K. Malik, M.D. (18)	395,383	*
Andrew Perry (19)	20	*
All directors and current executive officers as a group (13 persons) (20)	3,498,882	8.09%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner listed is c/o G1 Therapeutics, Inc., 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.
(2)

Consists of 4,301,613 shares of common stock believed to be beneficially held by State Street Corporation as of March 31, 2022, of which State Street Corporation has shared voting power with respect to 4,234,010 shares of common stock and shared dispositive power with respect to all 4,301,613 shares of common stock. All shares of common stock are beneficially owned by State Street Corporation, a parent holding company, and on behalf of its subsidiaries (i) SSGA Funds Management, Inc., (ii) State Street Global Advisors Limited, (iii) State Street Global Advisors, Australia Limited, (iv) State Street Global Advisors Europe Limited, and (v) State Street Global Advisors Trust Company. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111. This information is based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2022 by State Street Corporation reporting information as of December 31, 2021.

(3)

Consists of 3,439,151 shares of common stock held by Eshelman Ventures, LLC as of March 31, 2022. Dr. Fredric N. Eshelman, a former member of our Board of Directors and the founder and principal of Eshelman Ventures, LLC, may be

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deemed to beneficially own the shares of common stock held by Eshelman Ventures, LLC. The address of Eshelman Ventures, LLC and Dr. Eshelman is 319 North Third Street, Suite 301, Wilmington, NC 28401.
(4)

Consists of 3,310,212 shares of common stock believed to be held by BlackRock, Inc. as of March 31, 2022. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. This information is based on information contained in a Schedule 13G/A filed with the SEC on February 3, 2022 by BlackRock, Inc., reporting information as of December 31, 2021.

(5)

Consists of 2,950,630 shares of common stock held by MedImmune Ventures, Inc. as of March 31, 2022. MedImmune Ventures, Inc. is wholly owned by AstraZeneca plc, and AstraZeneca plc may be deemed to beneficially own the shares of common stock held by MedImmune Ventures, Inc. The address of MedImmune Ventures, Inc. is One MedImmune Way, Gaithersburg, MD 20878. The address of AstraZeneca plc is 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA, United Kingdom.

(6)

Consists of 2,544,365 shares of common stock believed to be held by The Vanguard Group as of March 31, 2022, which has sole voting power with respect to no shares of common stock, shared voting power with respect to 55,002 shares of common stock, sole dispositive power with respect to 2,465,877 shares of common stock, and shared dispositive power with respect to 78,488 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern PA 19355. This information is based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group, reporting information as of December 31, 2021.

(7)	Consists of 2,268,074 shares of common stock believed to be held by Fisher Investments as of March 31, 2022. The address of Fisher Investments is 13100 Skyline Boulevard, Woodside, CA 94062.
(8)

Consists of 2,139,848 shares of common stock believed to be beneficially held by JPMorgan Chase & Co. as of March 31, 2022, of which JPMorgan Chase & Co. has sole voting power with respect to 1,897,060 shares of common stock, shared voting power with respect to no shares of common stock, sole dispositive power with respect to 2,139,848 shares of common stock, and shared dispositive power with respect to no shares of common stock. All shares of common stock are beneficially owned by JPMorgan Chase & Co., a parent holding company, and on behalf of its subsidiaries (i) J.P. Morgan Securities LLC, (ii) JPMorgan Chase Bank, National Association, and (iii) J.P. Morgan Investment Management Inc. The address of JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179. This information is based on information contained in a Schedule 13G filed with the SEC on January 21, 2022 by JPMorgan Chase & Co. reporting information as of December 31, 2021.

(9)	Consists of 160,000 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date.
(10)

Consists of 185,197 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date, and 44,986 shares of common stock held by Mr. Bailey as of March 31, 2022.

(11)	Consists of 60,000 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date.
(12)

Consists of 60,000 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date, and 1,500 shares of common stock held by Ms. Flowers.

(13)

Consists of 120,000 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date, and 170,969 shares of common stock held by Mr. Muir.

(14)	Consists of 17,436 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date.
(15)

Consists of 1,115,243 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date, and 116,000 shares of common stock held by Dr. Velleca as of March 31, 2022.

(16)

Consists of 236,453 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date, and 17,638 shares of common stock held by Ms. Moses.

(17)

Consists of 265,582 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date, and 1,305 shares of common stock held by Mr. Avagliano.

(18)

Consists of 341,778 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date, and 53,605 shares of common stock held by Dr. Malik.

(19)

Consists of 0 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date, and 20 shares of common stock held by Mr. Perry.

(20)

Consists of (i) 412,633 shares of common stock held by our current executive officers and current directors and (ii) 3,086,249 options to purchase shares of our common stock that are exercisable as of March 31, 2022 or will become exercisable within 60 days after such date.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions, since January 1, 2021, in which we have been a participant, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We refer to such transactions as “related party transactions” and such persons as “related parties.” With the approval of the Audit Committee, we have engaged in the related party transactions described below. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the “Compensation of Named Executive Officers” and “Director Compensation” sections above.

Senior Advisor Agreement with Mark A. Velleca

Mark A. Velleca, M.D., Ph.D. served as our President and Chief Executive Officer from May 2014 through December 31, 2020, pursuant to the terms of his Employment Agreement with us, which automatically terminated when John E. Bailey, Jr. became Chief Executive Officer on January 1, 2021. We entered into a senior advisor agreement on September 29, 2020, with Dr. Velleca with an effective date of January 1, 2021. Pursuant to the terms of the senior advisor agreement, Dr. Velleca is compensated $200,000 annually, paid in equal quarterly installments, for his services. The senior advisor agreement will expire on December 31, 2023. Dr. Velleca’s currently outstanding options to purchase our common stock will continue to vest pursuant to their current vesting schedule while he serves as a senior advisor. Upon a change in control of the Company, all of Dr. Velleca’s unvested stock options shall vest and be immediately exercisable. Dr. Velleca will continue to serve on our Board of Directors, and he will begin to receive an annual cash retainer (currently in an amount of $45,000 per year) pursuant to the Company’s Non-Employee Director Compensation Policy during the remainder of his term as a director; however, he will not receive any additional equity grants pursuant to the policy.

Policies and Procedures for Related Party Transactions

We have adopted a written policy that requires all transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by the Audit Committee. Any request for such a transaction must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements, our restated certificate of incorporation and our restated Bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated Bylaws also require us to advance expenses incurred by our directors and officers. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

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ELECTION OF DIRECTORS

(Proposal 1)

On April 22, 2022, the Board of Directors nominated Alicia Secor for re-election at the annual meeting for a term of three years to serve until the 2025 Annual Meeting of Stockholders, or until her successor is elected and qualified. The Board of Directors currently consists of seven members, classified into three classes as follows: Garry A. Nicholson, Mark A. Velleca, M.D., Ph.D. and Glenn P. Muir constitute our Class III directors with a term ending in 2023; John E. Bailey, Jr., Willie A. Deese and Cynthia L. Flowers constitute our Class I directors with a term ending in 2024; and Alicia Secor constitutes our Class II director with a term which expires at the upcoming annual meeting;. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Class I directors (John E. Bailey, Jr., Willie A. Deese and Cynthia L. Flowers) and the Class III directors (Garry A. Nicholson, Mark A. Velleca, M.D., Ph.D. and Glenn P. Muir) will serve until the Annual Meetings of Stockholders to be held in 2024 and 2023, respectively, and until their respective successors have been elected and qualified. See “Management and Corporate Governance – The Board of Directors” for a description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude at the time of filing of this proxy statement that the director nominee listed above should serve as a director.

There are no arrangements or understanding between any director, or nominee for director, pursuant to which such director or nominee was selected as a director or nominee. If the nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. If for any reason the nominee proves unable or unwilling to stand for election, the Board of Directors will nominate an alternate or reduce the size of the Board of Directors to eliminate the vacancy. The Board of Directors has no reason to believe that its nominee would be unable or unwilling to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Vote Required

The nominee for director who receives the most votes cast by the holders of shares present or represented by proxy and entitled to vote thereon (also known as a “plurality” of the votes cast) will be elected. Shares represented by proxies will be voted, unless otherwise specified, for the election of the nominee named above. In the event that the nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in the nominee’s place.

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NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Proposal 2)

We are seeking a non-binding, advisory stockholder vote on the compensation awarded to our named executive officers for the fiscal year ended December 31, 2021, known as a “say-on-pay” vote.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act.

As described in detail in the “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” sections of this proxy statement, our compensation program is designed to reward our executive officers at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts and create a successful company. Our philosophy is to align executive compensation and business performance. We believe that our executive compensation program, with its balance of short-term incentives (including base salary and annual cash incentives tied to performance measures) and long-term incentives (consisting of stock option awards and restricted stock units) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure for a comprehensive explanation and analysis of our executive compensation policies and practices. Proposal 2 gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Based on the above, we request that stockholders indicate their support, on a non-binding advisory basis, for the compensation of our named executive officers as described in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the stockholders of G1 Therapeutics, Inc. approve, on an advisory basis, the compensation paid to G1 Therapeutics, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in G1 Therapeutics, Inc.’s 2022 proxy statement.”

As an advisory vote, Proposal 2 is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required

Approval, on a non-binding advisory basis, of named executive officer compensation requires the approval of a majority of the votes cast by the holders of shares present or represented by proxy and entitled to vote thereon.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Audit Committee has appointed PricewaterhouseCoopers LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2022. The Board of Directors proposes that the stockholders ratify this appointment. PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2021. We expect that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint PricewaterhouseCoopers LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with PricewaterhouseCoopers LLP and concluded that PricewaterhouseCoopers LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2022. In the event the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2021 and December 31, 2020, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2021	2020
Audit fees (1):	$816,250	$600,000
Audit related fees (2):	—	—
Tax fees (3):	—	—
All other fees (4):	—	27,400
Total	$816,250	$627,400

(1)

Audit fees consisted of professional services rendered for the audit of our annual financial statements, review of the interim financial statements, the issuance of consent and comfort letters in connection with registration statement filings with the SEC and all other services that are normally provided by the accounting firm in connection with statutory and regulatory filings and engagements.

(2)

Audit related fees are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)

Tax fees include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

(4)	All other fees are those associated with services not captured in the other categories. All Other Fees consisted of system implementation review.

All fees described above were approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

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Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the four categories of services noted above to the Audit Committee for approval.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Vote Required

The affirmative vote of a majority of the shares cast at the annual meeting by the holders of shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of the independent registered public accounting firm.

2022 | Proxy Statement	55

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

REQUESTS FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

The 2022 Annual Meeting of Stockholders will be held on 7:30 a.m. ET on Thursday, June 23, 2022 at the Company’s corporate offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. Requests for directions to the meeting location may be directed to G1 Therapeutics, Inc., Attn: Corporate Secretary, P. O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of Audit Committee” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2023 Annual Meeting of Stockholders, which we refer to herein as the 2023 Annual Meeting, we must receive stockholder proposals (other than for director nominations) no later than December 29, 2022. To be considered for presentation at the 2023 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 23, 2023 and no later than March 25, 2023. Proposals that are not received in a timely manner will not be voted on at the 2023 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, G1 Therapeutics, Inc., P.O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.

By Order of the Board of Directors,

James Stillman Hanson General Counsel and Corporate Secretary

Research Triangle Park, North Carolina

April 28, 2022

2022 | Proxy Statement	56

Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card.Votes submitted electronically must be received by 11:59pm, local time, on June 22, 2022 Online Go to www.envisionreports.com/GTHX or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/GTHX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommends a vote FOR the election of the nominee listed, FOR Proposals 2 and 3. 1. The election of one Class II Director 01 - Alicia Secor 2. An advisory (non-binding) vote to approve executive compensation For Withhold Against Abstain 3. The ratification of the appointment of PricewaterhouseCoopers LLP as G1 Therapeutics, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2022 B Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. 1 U P X 03MC3A

2022 Annual Meeting Admission Ticket 2022 Annual Meeting of G1 Therapeutics, Inc. Stockholders June 23, 2022, 7:30 a.m. local time G1 Therapeutics, Inc. 700 Park Offices Drive, Research Triangle Park, NC 27709 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/GTHX Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/GTHX IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. G1 Therapeutics, Inc. Notice of 2022 Annual Meeting of Stockholders Proxy Solicited by the Board of Directors for Annual Meeting - June 23, 2022 John E. Bailey, Jr., Jennifer K. Moses and James Stillman Hanson, or any of them (the "Proxies"), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of G1 Therapeutics, Inc. to be held on June 23, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominee in Proposal 1, FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address - Please print new address below. Comments - Please print your comments below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommends a vote FOR the election of the nominee listed, FOR Proposals 2 and 3. 1. The election of one Class II Director 01 - Alicia Secor 2. An advisory (non-binding) vote to approve executive Compensation For Withhold Against Abstain 3. The ratification of the appointment of PricewaterhouseCoopers LLP as G1 Therapeutics, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2022 B Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. 1 U P X 03MC4A

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.edocumentview.com/GTHX IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. G1 Therapeutics, Inc. Notice of 2022 Annual Meeting of Stockholders Proxy Solicited by the Board of Directors for Annual Meeting - June 23, 2022 John E. Bailey, Jr., Jennifer K. Moses and James Stillman Hanson, or any of them ("the Proxies"), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of G1 Therapeutics, Inc. to be held on June 23, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominee in Proposal 1, FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)